Exhibit 99.1

Execution

ASSET PURCHASE AGREEMENT

BY AND AMONG

MARIN SOFTWARE INCORPORATED

AND

SHARPSPRING, INC.

NOVEMBER 21, 2019

TABLE OF CONTENTS

ARTICLE I PURCHASE AND SALE TRANSACTIONS		1
1.01	Purchase of Assets and Assumption of Liabilities	1
1.02	The Purchase Price	5
1.03	The Closing	6
1.04	Withholding	6

ARTICLE II REPRESENTATIONS AND WARRANTIES OF SELLER		7
2.01	Organization and Corporate Power	7
2.02	Due Execution and Delivery; Valid and Binding Agreement	7
2.03	Required Filings and Consents	7
2.04	Financial Information	7
2.05	Accounts Receivable	8
2.06	Solvency	8
2.07	Non-Contravention	8
2.08	Title to Properties	8
2.09	Absence of Changes	9
2.10	Litigation	9
2.11	Compliance with Laws	10
2.12	Material Contracts	10
2.13	Employees; Employee Benefit Plans	12
2.14	Intellectual Property	14
2.15	GDPR; Personal Data Protection	16
2.16	IT Systems	17
2.17	Sufficiency of Assets	18
2.18	Transactions with Affiliates	18
2.19	Brokers’ Fees	18
2.20	Customers	18
2.21	Vendors	19
2.22	Disclosure	19

ARTICLE III REPRESENTATIONS AND WARRANTIES OF BUYER		19
3.01	Organization and Corporate Power	19
3.02	Due Execution and Delivery; Valid and Binding Agreement	19
3.03	Required Filings and Consents	20
3.04	Non-Contravention	20
3.05	Litigation	20
3.06	Sufficient Funds	20
3.07	Knowledge of Misrepresentations	20
3.08	Brokers’ Fees	20

ARTICLE IV OTHER COVENANTS AND AGREEMENTS		21
4.01	Access	21
4.02	Tax Matters	21
4.03	Employee Matters	22
4.04	Public Announcements	24

4.05	Buyer Financial Statements and Audit	25
4.06	Proprietary Information	25
4.07	Fees and Expenses	26
4.08	Transfer Taxes	26
4.09	Termination of Overhead and Shared Services	26
4.10	Use of Names	26
4.11	Restrictive Covenants	27
4.12	Non-Transferable Sub-Domain	28
4.13	Transition SRE Services	30
4.14	Further Assurances; Post-Closing Payments	30
4.15	No Additional Representations; Disclaimer	31

ARTICLE V INDEMNIFICATION		31
5.01	No Survival	31
5.02	Indemnification by Seller	31
5.03	Indemnification by Buyer	31
5.04	Limits on Indemnification; Determination of Losses	32
5.05	Indemnification Procedures	32
5.06	Exclusive Remedy	33
5.07	Indemnification Payments	34

ARTICLE VI MISCELLANEOUS		34
6.01	Amendment and Waiver	34
6.02	Notices	34
6.03	Assignment; No Third-Party Beneficiaries	35
6.04	Severability	35
6.05	No Strict Construction	35
6.06	Captions	35
6.07	Complete Agreement	35
6.08	Disclosure Letter	36
6.09	Counterparts	36
6.10	Specific Performance	36
6.11	Governing Law; Jurisdiction; Waiver of Jury Trial	36
6.12	Interpretation	36

EXHIBITS

Exhibit A – Assignment and Assumption Agreement

Exhibit B - Retained IP License Agreement

Exhibit C – Employee Sharing Agreement

ANNEXES

Annex A – Defined Terms

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”) is made as of November 21, 2019 by and among SharpSpring, Inc., a Delaware corporation (“Buyer”) and Marin Software Incorporated, a Delaware corporation (“Seller”). Capitalized terms used and not otherwise defined herein shall have the meanings set forth in Annex A attached hereto.

WHEREAS, Seller operates the assets and properties used in the Business.

WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase substantially all of the assets primarily relating to the Business and to assume substantially all of the liabilities primarily relating to the Business, in each case as set forth more specifically herein.

NOW, THEREFORE, in consideration of the premises, representations and warranties, and mutual covenants contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

PURCHASE AND SALE TRANSACTIONS

1.01 Purchase of Assets and Assumption of Liabilities.

(a) At the Closing, on the terms and subject to the conditions set forth herein, Buyer shall purchase and assume from Seller, and Seller shall sell, convey, assign, transfer, and deliver to Buyer, all of the Purchased Assets, free and clear of all Liens other than Permitted Liens. “Purchased Assets” shall mean the following assets, properties and rights of Seller (but, for the avoidance of doubt, excluding the Excluded Assets):

(i) all of Seller’s right, title, and interest in the Intellectual Property set forth below, including all applications and registrations related thereto and including all royalties, income, damages, or other payments receivable in connection therewith (the “Business Intellectual Property”), including:

(A) the Internet domain names set forth on Section 1.01(a)(i)(A) of the Disclosure Letter;

(B) the Trademarks set forth on Section 1.01(a)(i)(B) of the Disclosure Letter; and

(C) the Patent set forth on Section 1.01(a)(i)(C) of the Disclosure Letter;

(ii) all of Seller’s right, title, and interest in the Computer Software set forth on Section 1.01(a)(ii) of the Disclosure Letter (the “Purchased Software”);

(iii) all of Seller’s right, title, and interest in the data set forth on Section 1.01(a)(iii) of the Disclosure Letter (the “Transferred Data”);

(iv) all right and interest of Seller in any Contract set forth in Section 1.01(a)(iv) of the Disclosure Letter to the extent relating to the Business (the “Purchased Contracts”);

(v) all Actions, refunds, credits, prepaid expenses, rights of recovery, rights of setoff, and other similar rights, in each case, to the extent primarily relating to the Business;

(vi) other than the Transferred Data, all books and records (including electronically kept records) pertaining to customers, suppliers, employees, Contracts, and other business relations, and all other ledgers, files, documents, correspondence, and business records (“Books and Records”), in each case, to the extent primarily relating to the Business or the Purchased Assets (“Purchased Books and Records”);

(vii) to the extent transferable to Buyer, all licenses, permits, warranties, consents, orders, registrations, privileges, franchises, certificates, approvals, and other similar items set forth in Section 1.01(a)(vii) of the Disclosure Letter;

(viii) all trade accounts receivable and notes, bonds, and other evidences of Indebtedness owed to Seller to the extent primarily relating to the Business, and rights to receive payments arising out of sales or services rendered by Seller to the extent primarily relating to the Business (collectively, the “Accounts Receivable”) to the extent an invoice for such Accounts Receivable has not been issued by Seller as of the Closing Date; and

(ix) the assets listed on Section 1.01(a)(ix) of the Disclosure Letter.

(b) Notwithstanding anything to the contrary set forth in Section 1.01(a), in no event shall Buyer purchase from Seller, and in no event shall Seller sell, convey, assign, transfer, and deliver to Buyer, any of the other assets of Seller (the “Excluded Assets”), all of which are excluded from the Purchased Assets. Notwithstanding the generality of the foregoing, the Excluded Assets shall include:

(i) all of Seller’s right, title, and interest in all Intellectual Property other than the Business Intellectual Property, including all applications and registrations related thereto and including all royalties, income, damages, or other payments receivable in connection therewith, including the Intellectual Property set forth on Section 1.01(b)(i) of the Disclosure Letter;

(ii) Seller’s Organizational Documents, all qualifications to do business as a foreign entity, all arrangements with registered agents, all minute books, stock records, stock ledgers, transfer books, and blank share or equity ownership certificates, and all other documents relating to the organization, maintenance, and existence of Seller as a corporation;

(iii) insurance policies, the right to receive amounts thereunder (whether in the form of refunds of premiums previously paid, in the form of claims paid, or otherwise), or the right to make claims thereunder;

(iv) rights to receive refunds of Excluded Taxes;

(v) all of Seller’s rights arising under the Transaction Documents or any other Contract, instrument, or document delivered or executed in connection with the transactions contemplated hereby;

(vi) assets or rights arising out of or in connection with any Excluded Liability;

(vii) all Books and Records other than Purchased Books and Records (provided that Seller shall be entitled to retain a copy of all Purchased Books and Records);

(viii) to the extent not transferable to Buyer, licenses, permits, warranties, consents, orders, registrations, privileges, franchises, certificates, approvals, and other similar items;

(ix) cash or cash equivalents, government securities, or investment securities (including any related accounts with banks, brokerages, or other similar Persons);

(x) all Plans and all insurance Contracts, policies and/or administrative service arrangements related thereto;

(xi) all Accounts Receivable for which an invoice has been issued by the Seller as of the Closing Date; and

(xii) the assets listed on Section 1.01(b)(xi) of the Disclosure Letter.

(c) In addition to purchasing the Purchased Assets from Seller, Buyer shall assume and agree to perform all Liabilities (a) for accrued Publisher Costs to the extent relating exclusively to the Business, (b) associated with prepaid customer advances or deposits to the extent relating exclusively to the Business and (c) arising out of, or relating to, the operation of the Business arising as a result of an event or events that occurred at or after 12:01 am on the Closing Date (collectively, the “Assumed Liabilities”), including:

(i) those Liabilities arising out of or relating to the Purchased Assets, including all Liability arising out of or relating to the Purchased Contracts and the Transferred Data related to the Business as of the Closing arising as a result of an event or events that occurred at or after 12:01 am on the Closing Date;

(ii) all Liabilities for trade accounts payable owed by Seller to any Person to the extent arising out of or relating to the Business, as a result of an event or events that occurred at or after 12:01 am on the Closing Date;

(iii) all Liabilities for Actions or claims, irrespective of the legal theory asserted, to the extent arising from, or relating to, the operation of the Business (including all Liabilities for infringement or alleged infringement of any Intellectual Property right of any Third Party to the extent relating to the conduct of the Business) as a result of an event or events that occurred at or after 12:01 am on the Closing Date;

(iv) all Liabilities for Taxes relating to the Business arising as a result of an event or events that occurred at or after 12:01 am on the Closing Date, other than the Excluded Taxes; and

(v) the Assumed Employee Liabilities.

(d) In no event shall Buyer assume any Liabilities of Seller other than the Assumed Liabilities, and all such other Liabilities shall remain the obligations of Seller from and after the Closing (the “Excluded Liabilities”). Notwithstanding the generality of the foregoing, the Excluded Liabilities shall include:

(i) Liabilities for Indebtedness;

(ii) Liabilities for Excluded Taxes;

(iii) Liabilities for Transaction Expenses;

(iv) the Excluded Employee Liabilities;

(v) all Liabilities for Actions or claims, irrespective of the legal theory asserted, to the extent arising from, or relating to, the operation of the Business (including all Liabilities for infringement or alleged infringement of any Intellectual Property right of any Third Party to the extent relating to the conduct of the Business) as a result of an event or events that occurred prior to 12:01 am on the Closing Date;

(vi) Liabilities to the extent arising out of any of the Excluded Assets; and

(vii) Liabilities arising from any matters described in the Disclosure Letter that qualify the representations and warranties in Section 2.10.

(e) To the extent that the assignment by Seller to Buyer pursuant to the terms hereof of any Purchased Asset is not permitted without the consent of another Person or Persons or would otherwise constitute a breach or other contravention under any Contract or Law to which Seller is a party or by which it is bound, or in any way adversely affects rights of Seller or, upon transfer, Buyer with respect to such Purchased Asset, this Agreement and the Assignment and Assumption Agreement shall not be deemed to constitute an assignment of any such Purchased Asset if such consent is not obtained, and such asset (a “Contingent Asset”) shall only become a Purchased Asset if and when such consent is obtained. Seller shall use its commercially reasonable efforts from the date of this Agreement through the date that is 180 days after the Closing Date to obtain any consents or waivers required to assign to Buyer any Contingent Asset, without any conditions to such transfer (including the making of any payments) or changes or modifications of terms thereunder. Buyer agrees that, provided Seller has used commercially reasonable efforts to obtain any consent that may be required in connection with the transactions contemplated by this Agreement or the Transaction Documents, Seller and its Affiliates shall not have any Liability to Buyer arising out of or relating to the failure to obtain any such consent that may be required in connection with the transactions contemplated by this Agreement or the Transaction Documents or because of any circumstances arising therefrom. If any such consent is not obtained prior to Closing, Seller and Buyer will cooperate in the negotiation of a mutually agreeable arrangement pursuant to which it is intended that Buyer would obtain all of the benefits and assume all of the obligations and Liabilities thereunder to the fullest extent legally possible as determined by Seller in its sole discretion.

1.02 The Purchase Price.

(a) The consideration to be paid by Buyer on the Closing Date for its purchase of the Purchased Assets from Seller shall be (i) the Closing Cash Purchase Price and (ii) Buyer’s assumption of the Assumed Liabilities (the “Purchase Price”).

(b) The “Closing Cash Purchase Price” shall mean an amount equal to (i) $5,000,000, minus (ii) the amount, if any, by which the Closing Accrued Publisher Cost Amount exceeds $300,000, minus (iii) the Closing Pre-Paid Customer Cash Amount, minus (iv) the Accrued and Unpaid Bonus Amount, plus (v) an amount equal to the Unbilled Accounts Receivable, plus (vi) an amount equal to the Prepaid AWS Licenses. At least two Business Days prior to the Closing Date, Seller shall have provided to Buyer a statement (such statement being the “Closing Statement”) specifying its good faith estimates, certified by the Chief Financial Officer of Seller, with reasonable supporting detail, of each of the Closing Accrued Publisher Cost Amount and the Closing Pre-Paid Customer Cash Amount (as well as the amounts of the Unbilled Accounts Receivable and the Prepaid AWS Licenses), and Seller’s good faith calculation of the Closing Cash Purchase Price based thereon. The Buyer shall have the opportunity to review, comment upon and approve the Closing Accrued Publisher Cost Amount and the Closing Pre-Paid Customer Cash Amount prior to the Closing.

(c) The Purchase Price shall be allocated among the Purchased Assets in a manner consistent with Section 1060 of the Code and Treasury Regulations thereunder (and any similar provision of state, local, or non-U.S. law, as appropriate) and the principles set forth in the attached Section 1.02(c) of the Disclosure Letter (the “Allocation Methodology”). Within 60 days following the Closing, Buyer shall prepare such an allocation in such a manner and provide such allocation to Seller in accordance with the Allocation Methodology (the “Allocation Schedule”), and such Allocation Schedule shall be subject to the review and comment of Seller. Buyer shall consider in good faith all reasonable comments of Seller provided within 20 days of receipt of Buyer’s Allocation Schedule and the parties shall work together in good faith to resolve any differences and agree on a final allocation; provided that if no such agreement can be reached with respect to the allocation, such matter shall be submitted by the parties to a mutually acceptable nationally recognized accounting firm to prepare the allocation, which shall be final and binding on each of Buyer and Seller (as finally prepared, the “Final Allocation”). Any fees or expenses by such accounting firm shall be borne equally by Buyer and Seller. The parties shall timely file a Form 8594 with the Internal Revenue Service in connection with the Final Allocation and shall otherwise report the transactions contemplated by this Agreement in a manner consistent with the Final Allocation. In addition, Buyer, on the one hand, and Seller, on the other hand, agree to provide each other with their respective Federal Tax Identification numbers at Closing for purposes of reporting this transaction to the Internal Revenue Service. Neither Buyer nor Seller shall take any position (whether in audits, Tax Returns or otherwise) that is inconsistent with the Final Allocation unless required to do so by applicable Law.

1.03 The Closing. On and subject to the terms and conditions contained herein, the closing of the purchase and sale of the Purchased Assets and the other transactions contemplated by this Agreement (the “Closing”) shall take place remotely via exchange of documents on the date of this Agreement, or such other time and place as the parties hereto may agree. The date on which the Closing occurs is referred to herein as the “Closing Date.” At the Closing:

(a) Buyer shall deliver to Seller, by wire transfer of immediately available funds to the account or accounts specified to Buyer at least two Business Days prior to the Closing Date, cash in an amount equal to the Closing Cash Purchase Price;

(b) Seller shall deliver to Buyer, a certification, in the form and substance required under Section 1.1445-2(b)(2) of the United States Treasury Regulations and reasonably acceptable to Buyer, certifying the non-foreign status of Seller; and

(c) Seller and Buyer, as applicable, shall duly execute and deliver, in each case in form reasonably satisfactory to Buyer, (collectively, with this Agreement, the “Transaction Documents”):

(i) the Assignment and Assumption Agreement, in the form attached hereto as Exhibit A (the “Assignment and Assumption Agreement”);

(ii) such other special warranty deeds, bills of sale, endorsements, consents, assignments and other good and sufficient instruments of conveyance and assignment as the parties shall deem reasonably necessary to vest in Buyer all right, title and interest in, to and under the Purchased Assets and to evidence Buyer’s assumption of the Assumed Liabilities;

(iii) the Retained IP License Agreement in the form attached hereto as Exhibit B (the “Retained IP License Agreement”);

(iv) the Employee Sharing Agreement in the form attached hereto as Exhibit C (the “Employee Sharing Agreement”); and

(v) Seller shall deliver to Buyer a certificate, duly executed by an authorized officer of the Seller, dated as of the Closing Date, certifying copies of resolutions of the board of directors of the Seller approving entry into this Agreement and the transactions contemplated hereunder.

1.04 Withholding(a) . Buyer will be entitled to deduct and withhold from the Purchase Price any amount that is required to be deducted and withheld under any provision of applicable Law. All withheld amounts will be treated as delivered to Seller hereunder.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the disclosure letter delivered to Buyer by Seller concurrently with the execution of this Agreement (the “Disclosure Letter”), Seller represents and warrants to Buyer as follows:

2.01 Organization and Corporate Power. Seller is a corporation validly existing and in good standing under the Laws of the State of Delaware. Seller is qualified to do business as a foreign entity and in good standing under the laws of each jurisdiction in which it is required to be registered to conduct the Business as currently conducted or the ownership or leasing of the Purchased Assets or the employment of the Business Employees requires such qualification or licensing. Seller has all requisite corporate power and authority to carry on the Business as it is currently conducted and to own and use the Purchased Assets. Seller has all requisite corporate or limited liability company power, as applicable, and authority necessary to execute, deliver, and perform its obligations under, this Agreement and the other Transaction Documents (including all right, power and authority to sell, transfer, convey and surrender the Purchased Assets to Buyer as provided by this Agreement).

2.02 Due Execution and Delivery; Valid and Binding Agreement. This Agreement and the other Transaction Documents have been duly authorized, executed and delivered by Seller. The execution and delivery by Seller of this Agreement and the other Transaction Documents and the performance by Seller of this Agreement and the other Transaction Documents (including all right, power and authority to sell, transfer, convey and surrender the Purchased Assets to Buyer as provided by this Agreement) and the consummation by Seller of the transactions contemplated hereby and thereby have been duly and validly authorized by its board of directors, and no other corporate action on Seller’s part is necessary to authorize the foregoing. Assuming the due execution and delivery of this Agreement by the other parties hereto, this Agreement constitutes a valid and binding obligation of Seller, enforceable against it in accordance with its terms, except as limited by the application of bankruptcy, moratorium, and other Laws affecting creditors’ rights generally and as limited by the availability of specific performance and other equitable remedies and the application of equitable principles.

2.03 Required Filings and Consents. No permit, consent, approval, or authorization of, or notice or declaration to or filing with, any Governmental Entity is required in connection with any of the execution, delivery, or performance of this Agreement by Seller, except for (i) such filings and notifications as may be required under applicable antitrust Laws or the rules of any stock exchange or marketplace and (ii) those permits, consents, approvals, authorizations, declarations, and filings the failure of which to be obtained or made would not be material to the Business.

2.04 Financial Information. Seller has delivered to Buyer true and correct copies of (i) an unaudited pro forma statement of revenues and expenses of the Business (as if it were a stand-alone entity) for each of the six most recent fiscal quarters ending on or prior to June 30, 2019, and (ii) an unaudited pro forma schedule of the assets and Liabilities of the Business (as if it were a stand-alone entity) as of the end of each of the six most recent fiscal quarters ending on or prior to June 30, 2019 (such information referred to in clauses (i) and (ii), the “Business

Financial Information”). The Business Financial Information has been prepared from and is consistent with the Books and Records, and such Books and Records accurately and completely reflect, in all material respects, the assets (including the Purchased Assets), Liabilities and results of operations of the Business and have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls.

2.05 Accounts Receivable. All Accounts Receivable represent or will represent valid obligations arising from sales actually made or services actually performed by Seller in the ordinary course of business. There is no Action, contest, claim, defense or right of setoff, other than returns in the ordinary course of business of Seller, under any Contract with any account debtor of an Account Receivable relating to the amount or validity of such Account Receivable. Section 2.05 of the Disclosure Letter contains a complete and accurate list of all Accounts Receivable as of a date within three business days prior to the Closing Date which list sets forth the aging of each such Account Receivable as of such date.

2.06 Solvency. Seller is not now insolvent and will not be rendered insolvent by any of the transactions contemplated hereby. As used in this Section 2.06, “insolvent” means that the sum of the Indebtedness and other probable Liabilities of Seller exceeds the present fair saleable value of Seller’s assets.

2.07 Non-Contravention. Except for those matters which would not be material to the Business, neither the execution nor the delivery of this Agreement by Seller, nor the performance of Seller’s obligations hereunder, will:

(a) violate, breach or conflict with any provision of any Law or Order to which Seller is subject or by which Seller is bound, any provision of the Organizational Documents of Seller, or any resolution adopted by the shareholders, board of directors or any committee of the board of directors of Seller; or

(b) conflict with, result in a violation or breach of or imposition of a Lien upon, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations or loss of benefits under, create in any Person the right to accelerate, terminate, modify, or cancel, or require any notice, consent or waiver under, any Purchased Contract.

2.08 Title to Properties. Seller is the true and lawful owner of, has good, valid and marketable title to, or in the case of any leased real property or personal property has valid leasehold interests in, all Purchased Assets owned or leased by Seller, as applicable. No other Person owns or has any right, title or interest in or to the Purchased Assets and no other Person is required to be a party to this Agreement or any of the other Transaction Documents in order to carry out the purposes and transactions contemplated by this Agreement and the other Transaction Documents. Upon execution and delivery by Seller to Buyer of the Assignment and Assumption Agreement and other instruments of conveyance and referred to in Section 1.03(c)(ii), Buyer will become the true and lawful owner of, and will receive good, valid and marketable title to, the Purchased Assets, free and clear of all Liens other than the Assumed Liabilities or any Lien arising solely on account of Buyer’s actions or omissions. Each of the Purchased Assets that constitutes tangible assets, if any, is in good and safe repair and operating condition, subject to normal wear and tear. Notwithstanding the foregoing, the representations in this Section 2.08 shall not apply to the Business Intellectual Property, which is addressed solely in Section 2.13(a).

2.09 Absence of Changes. Since January 1, 2019, (a) Seller has conducted the Business in the ordinary course of business consistent with past practices, (b) no change, event, development, effect or circumstance has occurred or arisen that, either individually or in the aggregate, has had, or would reasonably be expected to have in the future, a Material Adverse Effect, and (c) Seller has not done, caused or permitted any of the following:

(a) made any material change in the conduct of the Business, except for changes that are in the ordinary course or not inconsistent in material respects with past practice;

(b) entered into, amended, renewed, extended, terminated or assigned in a material manner or taken any action that would constitute (or omitted to take any action where such omission would constitute) a violation of or default under, or waived or released any material rights under, any of the Purchased Contracts or any contracts related to the Business that would otherwise constitute a Purchased Contract, other than in the ordinary course of business;

(c) taken any action that has materially impaired or would reasonably be expected to materially impair, or omitted to take any commercially reasonable action where such omission has materially impaired or would reasonably be expected to materially impair, the value or utility of the Business or any of the Purchased Assets;

(d) adopted or amended any Plan, except in each case (i) as required under ERISA or other applicable Law or (ii) any adoption or amendment that is generally applicable to all employees of Seller;

(e) entered into any new Material Contract pursuant to Sections 2.12(a)(v), 2.12(a)(vi), or 2.12(a)(vii);

(f) sold, leased, subleased, mortgaged, pledged, licensed, assigned, transferred, conveyed, disposed of or granted to any Person any interest in any Purchased Asset or in any assets that would otherwise constitute a Purchased Asset, or otherwise encumbered or disposed of any of such assets other than in the ordinary course of business;

(g) changed any financial accounting method used by it relating to the Business, unless required by GAAP, applicable Law, or recommended by independent auditors; or

(h) agreed to take any of the foregoing actions or to suffer any of the foregoing omissions.

2.10 Litigation. There are no, and during the last three years there have not been any, Actions pending or, to the Knowledge of Seller, threatened (a) against, relating to or involving the Business, (b) against Seller challenging in any material respect the legal right of Seller to conduct the Business as currently conducted, or (c) that would reasonably be expected to restrain or prohibit, or have a material impact on the Seller’s ability to consummate, or seek other material equitable relief with respect to, the transactions contemplated hereby. There are no judgments, writs, injunctions, arbitration rulings, awards, settlement agreements, orders, or decrees outstanding against Seller or any of its Affiliates or representatives or other Person acting on its or their behalf relating to the Business or the Purchased Assets.

2.11 Compliance with Laws.

(a) Since January 1, 2018, Seller has been in material compliance with every, and is not presently in material violation of any, Law or Order applicable to the Business and has not failed to obtain, or to adhere to the requirements of, any Permit necessary to the ownership of Seller’s assets and properties primarily relating to the operation of the Business in all material respects. Since January 1, 2018, Seller has not, nor has any of its Affiliates, received, nor does Seller or any of its Affiliates have knowledge of the issuance of, any notice from any Governmental Entity, or other Third Party of any such material violation or alleged material violation by any of them of any Laws or Orders applicable to the Business or the ownership thereof. To the Knowledge of Seller, there is no, and there has not been any, investigation applicable to the Business relating to Seller or the Business in progress or contemplated by any Governmental Entity.

(b) Set forth on Section 2.11(b) of the Disclosure Letter is a true, complete and correct list of all material Permits issued in favor of Seller and that are primarily relating to the Business. All of such Permits are in full force and effect, and the Business is currently being operated in compliance, in all material respects, with the terms of each such Permit. Seller has not taken any action, or failed to take any action, that would reasonably be expected to result in or enable, with or without notice or lapse of time or both, the revocation or termination of any of such Permits or the imposition of any restrictions thereon. There are no other Permits that are material to the Business that Seller is required to obtain for the conduct of the Business. To the Knowledge of Seller, there is no threatened suspension, revocation, or invalidation of any such Permits.

2.12 Material Contracts.

(a) Section 2.12 of the Disclosure Letter contains a true, complete and accurate list of each of the following Purchased Contracts (all of the Purchased Contracts required to be listed thereon, the “Material Contracts”):

(i) Contracts for the service of any Business Employee or Business Contractor whose base annual cash compensation is equal to or greater than $100,000, other than employment or contractor Contracts terminable at-will with no liability;

(ii) Contracts relating to the incurrence of Indebtedness or that give or may give rise to a Lien on any of the Purchased Assets;

(iii) Contracts for the lease of any personal property primarily used in the Business or by a Business Employee;

(iv) Contracts with any Governmental Entity;

(v) Contracts with a Material Customer;

(vi) Contracts with a Material Vendor;

(vii) Contracts (A) pursuant to which any party is granted exclusive rights or “most favored party” rights of any type or scope with respect to any of the Purchased Assets, or (B) containing any non-competition covenants or other similar restrictions relating to the Purchased Assets or the conduct of the Business;

(viii) Contracts pursuant to which (A) any Third Party is granted rights to any Business Intellectual Property or other Intellectual Property rights, excluding non-exclusive licenses granted in the ordinary course of business to customers in connection with the use of products and services of the Business, non-disclosure agreements and employment agreements, or (B) any Third Party grants to Seller a license to Intellectual Property rights used in the Business (“Third Party IP”), excluding generally commercially available software or software-as-a-service costing or having an annual license fee that does not exceed $20,000, licenses to Open Source Software, non-disclosure agreements and employment agreement;

(ix) any distribution, joint market, joint venture, partnership, limited liability company, or agreement for sharing of revenues, profits, losses, costs or liabilities, or similar Contract used in respect of the Business;

(x) any Contract for the provision of products or services to, or purchase of products or services from, both the Business and other portions of the Seller not constituting the Business;

(xi) Contracts that contain any provision for indemnification of any other Person (excluding standard indemnities contained in agreements for the purchase, sale or license of any products entered into in Seller’s ordinary course operation of the Business);

(xii) any settlement agreement with respect to any Action in respect of the Business or any Business Employee resulting in (A) monetary Liability in excess of $100,000 individually, (B) material future obligations that would be Assumed Employee Liabilities, or (C) any material ongoing obligations related to the Business;

(xiii) Contracts for capital expenditures for the Business in excess of $100,000 in the aggregate;

(xiv) any powers of attorney with respect to the Business or any Purchased Asset;

(xv) any Contract under which the consequences of a default or termination would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(xvi) any Contract that would have the effect of materially prohibiting or impairing the conduct of the Business immediately after the Closing in a manner in which it was not prohibited or impaired immediately prior to the Closing; and

(xvii) any other Contract not made in the ordinary course of business that is material to the Business or the Purchased Assets.

Seller has delivered to Buyer (x) a complete and accurate copy of each written Material Contract (including all modifications, supplements and amendments thereto) and (y) a written summary of the material terms of each oral Material Contract. Except for such matters that would not be material to the Business, (i) each Material Contract is legal, valid, binding and enforceable on Seller in accordance with its terms, and is in full force and effect, (ii) Seller has performed all of the obligations required to be performed by it under each applicable Material Contract, (iii) Seller is not in breach of or default under (and is not alleged to be in breach of or default under) and no event has occurred, is pending or, to the Knowledge of Seller, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by Seller under such agreement, (iv) within the previous six months, Seller has not received any written notice of any intention to terminate any Material Contract, and (v) to the Knowledge of Seller, as of the date of this Agreement, no Person is in breach of or default under (and is not alleged to be in breach of or default under) any such Material Contract and no event has occurred, is pending or, to the Knowledge of Seller, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by any other Person under such agreement, and (vi) for those such Material Contracts to which Seller is a party, the agreement is assignable by Seller to Buyer without the consent or approval of any Person and will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing.

2.13 Employees; Employee Benefit Plans.

(a) Section 2.13(a) of the Disclosure Letter sets forth a true, complete and correct list of each Plan.

(b) As applicable with respect to each Plan, Seller has made available to Buyer: (i) all written documents comprising the terms of such Plan (including amendments and individual, trust or insurance agreements relating thereto); (ii) the most recent summary annual report and Form 5500 series (including all schedules thereto) filed with respect to each Plan; (iii) the summary plan description currently in effect and all material modifications thereto; (iv) the most recent actuarial report, financial statement and trustee report; (v) in the case of any Plan that is intended to be qualified under Section 401(a) of the Code, the most recent determination or opinion letter from the Internal Revenue Services; and (vi) all non-routine correspondence with the Internal Revenue Service or United States Department of Labor concerning the Plan in the past six years.

(c) Each Plan has been maintained, operated and administered in compliance in all material respects with its terms and any related documents or agreements, and in compliance with the provisions of ERISA, the Code and other applicable Law.

(d) Each Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination or approval letter from the Internal Revenue Service with respect to such qualification, or may rely on an opinion letter issued by the Internal Revenue Service with respect to a prototype plan adopted in accordance with the requirements for such reliance, and nothing has occurred that would reasonably be expected to adversely affect the qualification of such Plan.

(e) Neither Seller nor any ERISA Affiliate has sponsored, maintained, contributed to or been required to maintain or contribute to, or has any actual or contingent liability under, (i) a “defined benefit plan” as defined in Section 3(35) of ERISA or any other plan subject to Title IV of ERISA or the funding requirements of Section 302 of ERISA or Section 412 of the Code, (ii) a “multiemployer plan” as defined in Section 3(37) or 4001(a)(3) of ERISA, or (iii) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

(f) There are no pending audits or investigations by any Governmental Entity involving any Plan, and no threatened or pending Actions (except for individual claims for benefits payable in the normal operation of the Plans) involving any Plan, any fiduciary thereof or service provider thereto, nor, to the Knowledge of Seller, is there any basis for any such Actions.

(g) No Plan provides death or medical benefits, beyond termination of service or retirement other than coverage mandated by applicable Law.

(h) Seller and each ERISA Affiliate has, for purposes of each Plan and for all other purposes, correctly classified each Business Employee as a common law employee and each Business Contractor as an independent contractor.

(i) Seller’s execution of, and performance of the transactions contemplated hereby, either alone or in combination with any other event or occurrence, will not constitute an event under any Plan that will result in any payment acceleration, vesting or increase in benefits with respect to any Business Employee or Business Contractor.

(j) No payment which is or may be made by, from or with respect to any Plan, to any Business Employee or Business Contractor, either alone or in conjunction with any other payment, event or occurrence, will or could property be characterized as an “excess parachute payment” under Section 280G of the Code. No Business Employee or Business Contractor has any “gross up” agreements or other assurance of reimbursement for any Taxes resulting from any such “excess parachute payments”.

(k) Section 2.13(k) of the Disclosure Letter sets forth a true, complete and correct list of (i) all employees of Seller engaged in the Business (the “Business Employees”) as of the date of this Agreement (including any Business Employees on a leave of absence, and international Business Employees employed by entities other than Seller) and their respective names, job titles, base cash compensation rates, target bonuses, target commissions, hire dates and, for any Business Employees on a leave of absence, the expected date of return to active employment (if known) and (ii) all independent contractors or consultants engaged in the Business (the “Business Contractors”) as of the date of this Agreement.

(l) Except as set forth on Section 2.13(l) of the Disclosure Letter, other than as required by applicable Law, there are no Contracts that are Assumed Employee Liabilities relating to the employment of the Business Employees employed by Seller on the date of this Agreement, other than Contracts that allow termination of employment without notice or payment of severance or other termination pay.

2.14 Intellectual Property.

(a) Set forth on Section 2.14(a) of the Disclosure Letter is a true, complete and correct list including, where relevant, the owner, the applicable jurisdiction, the registration number, the application number or issuance number, the date of application, issuance and/or filing, of: (i) all Registered Intellectual Property included in the Business Intellectual Property (the “Business Registered IP”); (ii) all material unregistered Business Intellectual Property; and (iii) all registered Intellectual Property and material unregistered Intellectual Property, other than Business Intellectual Property, that Seller owns or purports to own and that is used in or related to the Business (“Retained IP”). No Business Registered IP is the subject of any pending derivation, post-grant interference, reissue, reexamination, opposition or cancellation proceeding. All filing, examination, issuance, post-registration and maintenance fees, annuities, and the like associated with or required with respect to any of the Business Registered IP due or payable as of the date of this Agreement have been paid prior to the Closing. To the Knowledge of Seller, each material item of Business Registered IP is valid (or in the case of applications, applied for), enforceable and subsisting.

(b) Seller exclusively owns, or otherwise has the right to use all Business Intellectual Property. The execution, delivery and performance of this Agreement, and the transfer of the Business Intellectual Property contemplated hereby, will not affect Buyer’s ownership rights in or rights to use such Business Intellectual Property or Third Party IP immediately after Closing in any material respect.

(c) The operation of the Business as presently conducted does not infringe, misappropriate, or otherwise violate the Intellectual Property of any Person. No Action is pending or, to the Knowledge of Seller, threatened, Seller has not received written notice to the effect that the Business Intellectual Property or the operation of the Business infringes upon, misappropriates or violates the rights of any other Person under any Intellectual Property, and to the Knowledge of Seller there is no basis for a claim that the Business Intellectual Property or the conduct of the Business as currently conducted infringes upon, misappropriates or violates the rights of any other Person under any Intellectual Property. To the Knowledge of Seller, no Person is infringing upon, misappropriating or violating any Business Intellectual Property.

(d) Seller has entered into written Contracts with each current and former employee and independent contractor who contributed in any material respect to any Business Intellectual Property whereby such employee or independent contractor grants to Seller a present, irrevocable assignment of any ownership interest such employee or independent contractor may have in or to the Business Intellectual Property.

(e) Seller has taken commercially reasonable steps to maintain and enforce its rights and interest in and to the Business Intellectual Property and to preserve the confidentiality of all material trade secrets included therein, including requiring all Persons having access thereto to execute binding, written non-disclosure agreements.

(f) Except for such matters that would not be material to the Business, at no time during the conception of or reduction to practice of any of the Business Intellectual Property was Seller or any developer, inventor or other contributor to such Business Intellectual Property operating under any grants from, or performing research sponsored by, any Governmental Entity or any university or other educational institution, performing research, or subject to any employment agreement or invention assignment or nondisclosure agreement or other obligation with any Person that could adversely affect Seller’s, and after the Closing, Buyer’s, rights in such Business Intellectual Property.

(g) None of this Agreement, the consummation of the transaction contemplated hereby and the assignment to Buyer of any Purchased Contracts (including by operation of law) to which Seller is a party or by which any of its assets is bound, will result in: (i) Buyer or any of its Affiliates granting to any Person any material right to or with respect to any Intellectual Property owned by, or licensed to Buyer or any of its Affiliates, (ii) Buyer or any of its Affiliates being bound by or subject to any material exclusivity obligations, non-compete or other restriction on the operation or scope of their respective businesses, or (iii) Buyer, after the Closing, being obligated to pay any material royalties or other material amounts to any Person in excess of those payable by any of them, respectively, in the absence of this Agreement or the transactions contemplated hereby.

(h) To the Knowledge of Seller, the Purchased Software does not contain any “virus”, “worm”, “time bomb”, “key-lock”, or any other devices that would be reasonably expected to materially disrupt or interfere with the operation of the Purchased Software.

(i) Seller has not disclosed, delivered or licensed to any Person or agreed or obligated itself to disclose, deliver or license to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of, any material source code included in the Purchased Software, other than disclosures to employees and consultants (i) involved in the development of Business Intellectual Property on a need-to-know basis and (ii) subject to a written confidentiality agreement with Seller. Without limiting the foregoing, neither the execution nor performance of this Agreement nor the consummation of any of the transaction contemplated hereby will result in a release from escrow or other delivery to a Third Party of any source code included in the Purchased Software.

(j) To the Knowledge of Seller, there have been no unauthorized intrusions or breaches of the security of the information technology systems used in the conduct of the Business and owned by Seller during the 12 months prior to the date of this Agreement, except as would not reasonably be expected to have a material impact on the Business.

(k) For the past three years, Seller has materially complied with all applicable Laws, internal and external privacy policies and Contracts with Third Parties, in each case relating to: (i) the use, collection, storage, disclosure and transfer of any Personal Data collected by Seller, and (ii) bulk commercial faxes and email (e.g., spam), in each case with respect to the Business or by Third Parties on behalf of the Business. Seller has implemented, and complies with, commercially reasonable technical, administrative and physical measures to assure the integrity and security of transactions executed through computer systems and of all Personal Data, in each with respect to the Business. There has been no suspected or actual material breach of security or unauthorized access to or acquisition, use, loss, destruction, compromise or disclosure of any Personal Data, confidential or proprietary data or any other information maintained or stored by or for Seller with respect to the Business (a “Material Security Breach”), and, in the two years prior to the date of this Agreement, Seller has received no written notice alleging the occurrence of a Material Security Breach. Seller has not notified any individuals of any actual or perceived data security breaches with respect to the Business under any privacy policy, contract obligation or applicable Laws requiring notice of such a breach.

(l) Section 2.14(l) of the Disclosure Letter truly, correctly, and completely identifies all open source software incorporated into or integrated with or used in the Purchased Software (the “Open Source Software”), and for each (A) identifies (by name and version number) the open source license applicable thereto; and (B) identifies a URL at which the relevant open source license is available. Except as would not be material to the Business, the Seller has not used Open Source Software in such a way that would require, as a condition of use, modification and/or distribution of such Open Source Software that other software incorporated into, derived from or distributed with such Open Source Software be (A) disclosed or distributed in source code form, (B) be licensed for the purpose of making derivative works or (C) be redistributable at no charge.

2.15 GDPR; Personal Data Protection.

(a) With respect to the Transferred Data, Seller has taken appropriate steps designed to ensure its compliance in all material respects with the GDPR.

(b) The processing by Seller of Personal Data that is Transferred Data has complied in all material respects, and as of the Closing Date complies in all material respects, with all Data Protection Laws including, to the extent applicable, to the processing of such Personal Data:

(i) the requirements relating to notification to, and/or registration of processing of Personal Data with, any Governmental Entity;

(ii) the requirement to implement reasonable and appropriate technical and organizational measures against unauthorized or unlawful processing of Personal Data and against accidental loss or destruction of, or damage to, Personal Data;

(iii) the obtaining of an agreement that complies with applicable Data Protection Laws with each data processor appointed by Seller;

(iv) the requirement to take measures approved under the Data Protection Laws in respect of the transfer of any Personal Data by or on behalf of Seller or by any of its data processors to any territory outside of the European Economic Area not approved as adequate by the European Commission;

(v) responding to data subject requests within the deadlines laid down by the Data Protection Laws;

(vi) the obtaining of consent to the processing of Personal Data and/or direct marketing activity including the ability for data subjects to ‘opt-out’ of any marketing on an ongoing basis; and

(vii) the erasure or anonymization of Personal Data when required by the Data Protection Laws (including where there is no longer a sufficient lawful basis under the GDPR and the Data Protection Act 2018 to retain it).

(c) Seller has not been the subject of an audit, investigation or questions by any Governmental Entity in relation to its compliance with the Data Protection Laws with respect to the Transferred Data in the three years before the Closing Date.

(d) Seller has not received any written notice or complaint from any individual, third party or Governmental Entity alleging, or claiming compensation in respect of, any non-compliance by Seller with the Data Protection Laws with respect to the Transferred Data in the three years before the Closing Date.

2.16 IT Systems.

(a) All Business IT Systems have been maintained and operated in accordance with industry standards. Business IT Systems operate in all material respects in accordance with their documentation and functional specifications and are in working condition to perform effectively all information technology operations necessary to conduct the Business as now conducted or as planned to be conducted. Except as set forth on Section 2.16(a) of the Disclosure Letter, since January 1, 2018, Business IT Systems have not materially malfunctioned or failed. Seller has in place commercially reasonable data storage, system redundancy and disaster avoidance and recovery programs, including providing for the regular back-up and prompt recovery of the Transferred Data and information necessary to Seller’s conduct of the Business (including data and information that is stored on magnetic or optical media in the ordinary course of business).

(b) Seller has established and complies with a written information security program or programs covering Seller that (i) includes safeguards for the security, confidentiality and integrity of transactions and confidential or proprietary Transferred Data, and (ii) is designed to protect against unauthorized access to Business IT Systems, the Transferred Data and the systems of any Third Party service providers that have access to (A) Transferred Data or (B) Business IT Systems.

(c) To the Knowledge of Seller, no Business IT System: (A) contains any bug, defect or error (including any bug, defect or error relating to or resulting from the display, manipulation, processing, storage, transmission or use of date data) that materially and adversely affects the use, functionality or performance of that Business IT System; or (B) fails to comply, or would cause Seller to fail to comply, in any material respect with any applicable warranty or other contractual commitment relating to the Business Services offered by Seller. Seller has provided to Buyer a complete and accurate list of all known material bugs, defects and errors in each version of each Business IT Systems. To the Knowledge of Seller, no Business IT System contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus” or “worm”

(as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing, any of the following functions: (X) disrupting, disabling, harming or otherwise impeding in any way the operation of, or providing unauthorized access to, a computer system or network or other device on which the code is stored or installed; or (Y) damaging or destroying any data or file without the user’s consent.

2.17 Sufficiency of Assets. Seller has, and will convey to Buyer, good, valid and marketable fee simple title to, or in the case of leased properties and assets, valid leasehold interests in, all of the properties and assets (whether tangible or intangible), real, personal and mixed, used or held for use in the Business by Seller and constituting a Purchased Asset, free and clear of any and all Liens, except Permitted Liens. The Purchased Assets constitute all of the assets, properties, Contracts and rights that are necessary for the provision of the Business Services in materially the same manner as the Business Services are currently offered by Seller, other than as set forth in Section 2.17 of the Disclosure Schedule; provided that this Section 2.17 does not address and will not be construed as a representation or warranty regarding any Intellectual Property infringement or misappropriation matters, which will be addressed solely by Section 2.14.

2.18 Transactions with Affiliates. Except as set forth on Section 2.18 of the Disclosure Letter, no director, manager, officer, or member of Seller or any Affiliate of Seller has (a) an ownership or contractual interest (whether direct or indirect) in any business, corporate or otherwise, which has or had any business arrangement or relationship of any kind with the Business, under which it has received or earned, payments from Seller in excess of $100,000 in any year or (b) any claim or cause of action relating to or affecting, in any material respect, the Business. All transactions required to be listed in Section 2.18 of the Disclosure Letter have been recorded in the Books and Records of Seller at their full value, as if they were rendered in arm’s length transactions.

2.19 Brokers’ Fees. Neither Seller nor any of its Affiliates has any Liability to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement or any Transaction Document.

2.20 Customers. Section 2.20 of the Disclosure Letter sets forth a true, complete and correct list of each customer or distributor of the Business and the amount of revenues generated by each such customer or distributor who, for the 12-month period ended August 31, 2019, was one of the 15 largest sources of revenue of the Business, based on amounts paid or payable with respect to such period (each, a “Material Customer”). Except as set forth on Section 2.20 of the Disclosure Letter, to the Knowledge of Seller there is no present material dissatisfaction on the part of any Material Customer with respect to the products and services of the Business. Seller has not received any information from any Material Customer that such Material Customer shall not continue as a customer of the Business after the Closing or that such Material Customer intends to terminate or materially modify existing Contracts with Seller relating to the Business, nor does Seller have any outstanding material disputes concerning any products and/or services provided by the Business to such Material Customer.

2.21 Vendors. Section 2.21 of the Disclosure Letter sets forth a true, complete and correct list of each supplier or vendor of the Business and the amount spending by each such supplier who, (a) for the 12-month period ended August 31, 2019, was one of the six largest suppliers or vendors of products and/or services to the Business, based on amounts paid or payable with respect to such period, or (b) is the sole supplier of any significant product or service to the Business that is not readily replaceable (each, a “Material Vendor”). Except as set forth on Section 2.21 of the Disclosure Letter, to the Knowledge of Seller there is no present material dissatisfaction on the part of any Material Vendor with respect to the Business. Seller has not received any information from any Material Vendor that such supplier shall not continue as a supplier to the Business or that such Material Vendor intends to terminate or materially modify existing Contracts with Seller relating to the Business, nor does Seller have any outstanding material disputes concerning the products and/or services provided by any Material Vendor.

2.22 Disclosure. No representation or warranty or other statement made by Seller in this Agreement, the Disclosure Letter, or in the other Transaction Documents contains any untrue statement or omits to state a material fact necessary to make any of them, in light of the circumstances in which it was made, not misleading. Seller does not have Knowledge of any fact that has specific application to Seller (other than general economic or industry condition) that may adversely affect the Purchased Assets or Business that has not been set forth in this Agreement or the Disclosure Letter. The Seller hereby acknowledges that, regardless of any investigation made by or on behalf of the Buyer, and regardless of the results of any such investigation, the Buyer has entered into this transaction in express reliance upon the representation and warranties of the Seller made in this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as follows:

3.01 Organization and Corporate Power. Buyer is a corporation validly existing and in good standing under the Laws of the State of Delaware, and is qualified to do business as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a Buyer Material Adverse Effect. Buyer has all requisite corporate power and authority necessary to execute, deliver, and perform its obligations under, this Agreement and the other Transaction Documents.

3.02 Due Execution and Delivery; Valid and Binding Agreement. This Agreement and the other Transaction Documents have been duly authorized, executed and delivered by Buyer. The execution and delivery by Buyer of this Agreement and the other Transaction Documents and the performance by Buyer of this Agreement and the other Transaction Documents and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly and validly authorized by its board of directors, and no other corporate action on Buyer’s part is necessary to authorize the foregoing. Assuming the due execution and delivery of this Agreement by the other parties hereto, this Agreement constitutes a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as limited by the application of bankruptcy, moratorium, and other Laws affecting creditors’ rights generally and as limited by the availability of specific performance and other equitable remedies and the application of equitable principles.

3.03 Required Filings and Consents. No permit, consent, approval or authorization of, or notice or declaration to or filing with, any Governmental Entity is required in connection with any of the execution, delivery, or performance of this Agreement by Buyer, except for (i) such filings and notifications as may be required under applicable antitrust Laws or the rules of any stock exchange or marketplace and (ii) those permits, consents, approvals, authorizations, declarations and filings the failure of which to be obtained or made would not have a Buyer Material Adverse Effect.

3.04 Non-Contravention. Except for those matters which would not have a Buyer Material Adverse Effect, neither the execution nor the delivery of this Agreement by Buyer, nor the performance of its obligations hereunder by Buyer, will:

(a) violate, breach or conflict with any provision of any Law or Order to which Buyer is subject or by which Buyer is bound, or any provision of the Organizational Documents of Buyer, or any resolution adopted by the shareholders, board of directors or any committee of the board of directors of Buyer; or

(b) conflict with, result in a violation or breach of or imposition of a Lien upon, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations or loss of benefits under, create in any Person the right to accelerate, terminate, modify, or cancel, or require any notice, consent or waiver under, any material Contract to which Buyer is a party or by which any of its assets are bound.

3.05 Litigation. There are no Actions pending or, to the actual knowledge of Buyer, threatened against Buyer by or before any Governmental Entity, which if determined adversely to Buyer would have a Buyer Material Adverse Effect, and Buyer is not subject to any outstanding Order.

3.06 Sufficient Funds. Buyer has, and will on the Closing Date have, unrestricted cash on hand sufficient to pay all amounts required to be paid by Buyer at the Closing pursuant to the terms of Article I, and all of its and its representatives fees and expenses incurred in connection with the transactions contemplated by this Agreement.

3.07 Knowledge of Misrepresentations. Buyer does not have any knowledge that any of the representations and warranties of Seller in this Agreement are not true and correct in all material respects as of the date of this Agreement, and Buyer does not have any knowledge of any material errors in, or material omissions from, the Disclosure Letter as of the date of this Agreement. Regardless of any investigation made by or on behalf of the Buyer, and regardless of the results of any such investigation, the Buyer has entered into this transaction in express reliance upon the representation and warranties of the Seller made in this Agreement.

3.08 Brokers’ Fees. Neither Buyer nor its Affiliates has any Liability to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Seller could become liable or obligated.

ARTICLE IV

OTHER COVENANTS AND AGREEMENTS

4.01 Access. For a period of seven years after the Closing Date, (i) Buyer shall preserve and retain all Purchased Books and Records and (ii) Seller may retain a copy of all Purchased Books and Records. After the Closing Date, upon reasonable prior notice, Buyer shall permit Seller to have reasonable access to, and to inspect and copy, all materials referred to in this Section 4.01 and to meet with representatives of Buyer on a mutually convenient basis in order to obtain explanations with respect to such materials and to obtain additional information and to call such representatives as witnesses; provided, however, that such access rights shall not apply in event of a dispute between the parties. The access rights under this Section 4.01 shall be subject to any limitations that are reasonably required to preserve any applicable attorney-client privilege or Third Party confidentiality obligation, in which case Seller and Buyer, as the case may be, will use commercially reasonable efforts to develop an alternative means to provide any such information that is subject to such limitations.

4.02 Tax Matters.

(a) Proration of Taxes. For all purposes under this Agreement, Taxes (or any Tax refund or amount credited against any Tax) for any taxable period that includes but does not end on the day immediately prior to the Closing Date (a “Straddle Period”) shall be allocated between the portion of the Straddle Period ending at the end of the day on the day prior to the Closing Date (the “Pre-Closing Tax Period”) and the portion of the Straddle Period commencing on the Closing Date (the “Post-Closing Tax Period”) (i) in the case of property Taxes, similar ad valorem obligations and other Taxes (or Tax refund or amount credited against Tax) imposed on or calculated by reference to a periodic basis, by multiplying the amount of such Taxes for the entire Straddle Period by a fraction the numerator of which is the number of days in the Pre-Closing Tax Period or the Post-Closing Tax Period, as applicable, and the denominator of which is the number of days in the entire Straddle Period and (ii) in the case of all other Taxes (including Taxes based on income, receipts or expenses), determined as though the taxable year terminated at the end of the day on the day prior to the Closing Date. Seller shall be liable for the amount of such Taxes that is apportioned to the Pre-Closing Tax Period, and Buyer shall be liable for the amount of such Taxes that is apportioned to the Post-Closing Tax Period.

(b) Cooperation. The parties hereto shall reasonably cooperate with one another in the preparation of all Tax Returns, questionnaires, applications and other similar documents relating to Taxes and in connection with any Tax audit or other Tax proceeding relating to the Purchased Assets, including making reasonably available to the other party all applicable information, records, and documents in their respective possession or under their respective control. The parties hereto shall retain records, documents, accounting data and other information in whatever form that are reasonably necessary for the preparation and filing, or for any Tax audit, of any Tax Returns with respect to the Purchased Assets for any Tax period or portion thereof ending on or prior to the Closing Date for the duration of the applicable statute of limitations period.

4.03 Employee Matters.

(a) Post-Closing Employment Arrangements - Transferred Employees. At least three Business Days prior to the Closing Date, Buyer shall extend, or shall cause its Affiliates to extend, employment offers to each Business Employee who is actively employed immediately prior to the Closing Date and who Buyer, in its sole discretion, lists on Section 4.03(a) of the Disclosure Letter, with such employment to be effective as of 12:01 a.m. on the Closing Date. Such employment offers shall satisfy the following requirements for a period of at least 12 months following the Closing Date: (i) substantially the same duties and responsibilities (unless such Business Employee consents to enhanced duties and responsibilities), (ii) at least the same level of base pay, (iii) the same crediting of years of service (including any portions thereof credited by Seller), and (iv) bonus potential and other compensation and benefits that are no less favorable in the aggregate to those provided to similarly situated employees of Buyer, but in no event less favorable than such employee’s existing bonus potential and other compensation and benefits, all as in effect with respect to the applicable Business Employee immediately prior to the Closing Date and in all cases in compliance with applicable Law. The Business Employees who accept Buyer’s offer of employment shall be referred to herein as “Transferred Employees”.

(b) Effective as of 12:01 a.m. on the Closing Date, the Transferred Employees shall cease all active participation in and accrual of benefits under the Plans (the “Retained Plans”). Seller shall retain sponsorship of, and shall retain and indemnify and hold harmless Buyer and its Affiliates against, all Liabilities under the Retained Plans, whether arising before, on or after the Closing, and Buyer and its Affiliates shall not assume sponsorship of, contribute to or maintain, or have any Liability with respect to, the Retained Plans.

(c) Except as would result in a duplication of benefits for the same period of service, for purposes of eligibility to participate, vesting and, solely for the purposes of vacation, paid-time-off and/or severance plans, level of benefits under the employee benefit plans of Buyer and its Affiliates providing benefits to any Transferred Employees after the Closing (the “New Plans”), Buyer shall cause each Transferred Employee to receive credit for all service with Seller before the Closing (including predecessor or acquired entities or any other entities with respect to which Seller has given credit for prior service) to the extent recognized in any similar Plan in which such Transferred Employee participated immediately prior to the Closing; provided, however, that such crediting shall not apply to defined benefit, equity or equity derivative or non-qualified deferred compensation plans.

(d) Seller shall pay to each Transferred Employee all amounts in respect of vacation days and other paid time off accrued but not taken by such Transferred Employee on or prior to the Closing. Buyer shall have no obligation to honor such accrued vacation days or paid time off after the Closing. Following the Closing, the Transferred Employees’ eligibility for vacation and other paid time off shall be determined under Buyer’s vacation policy.

(e) Buyer agrees to cause a defined contribution plan that includes a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code (and a related trust exempt from tax under Section 501(a) of the Code) (as applicable, the “Buyer 401(k) Plan”) to allow each Transferred Employee to make a “direct rollover” to the Buyer 401(k) Plan of the account balances of such Transferred Employee (but not including promissory notes evidencing any outstanding loans) under the Plan that is a defined contribution plan that includes a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code (a “Seller 401(k) Plan”) in which such Transferred Employee participated prior to the Closing if such Seller 401(k) Plan permits such a direct rollover and if such direct rollover is elected in accordance with applicable Law by such Transferred Employee. The rollovers described herein shall comply with applicable Law, and each party shall make all filings and take any actions required of such party under applicable Law in connection therewith. Buyer shall have no responsibility for any failure of Seller to properly administer the Seller 401(k) Plan in accordance with its terms and applicable Law, including without limitation any failure to properly administer the accounts of Transferred Employees and their beneficiaries who effect a direct rollover pursuant to this Section 4.03(e).

(f) If not already paid by the Seller prior to the Closing, the Seller shall make a quarterly bonus payment to the Transferred Employee for the third quarter ended September 30, 2019. Seller may determine the Q3 2019 quarterly bonus amount using any good faith methodology (which need not be the same for each Transferred Employee), including, without limitation, by basing such amount upon target bonus or upon actual performance. Such quarterly bonus shall be paid no later than the date on which Seller pays comparable quarterly bonuses to similarly situated other employees of Seller and its Affiliates.

(g) Each Transferred Employee will be eligible to participate immediately, without any waiting time, in any New Plan to the extent coverage under such New Plan replaces coverage under a similar or comparable Plan in which such Transferred Employee participated immediately before the Closing, and for purposes of each New Plan providing medical, dental, pharmaceutical, vision and/or disability benefits to any Transferred Employee, Buyer shall cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such Transferred Employee and his or her covered dependents, to the extent any such exclusions or requirements were waived or were inapplicable under a similar or comparable Plan in which such Transferred Employee participated immediately before the Closing, and shall cause any co-payments, deductibles and out-of-pocket expenses paid by such Transferred Employee and his or her covered dependents during the portion of the plan year of the similar or comparable Plan in which such Transferred Employee participated immediately before the Closing ending on the date such Transferred Employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan as if such amounts had been paid in accordance with such New Plan, in each case to the extent all information reasonably necessary to implement such actions has been received from Seller.

(h) Seller shall pay, perform or otherwise discharge, as the same shall become due and payable, in accordance with their respective terms, each of the following, without duplication (the “Excluded Employee Liabilities”):

(i) any Liabilities relating to current or former employees of Seller who are not Business Employees or who are not Transferred Employees (or their respective covered family members); and

(ii) any Liabilities relating to Business Employees and Business Contractors (or their covered family members) that arise as a result of an event or events that occurred prior to 12:01 am on the Closing Date (including, without limitation, any and all Liabilities (including statutory or contractual severance benefits) arising as a result of the actual or constructive termination of a Business Employee’s employment with Seller as a result of the transactions contemplated by this Agreement).

(i) Buyer shall pay, perform or otherwise discharge, as the same shall become due and payable, in accordance with their respective terms, any Liabilities relating to Transferred Employees (or their covered family members), that arise as a result of an event or events that occurred on or after 12:01 am on the Closing Date (the “Assumed Employee Liabilities”).

(j) Buyer and Seller reasonably cooperate in all matters reasonably necessary to document to the applicable Governmental Entity, their “successor-in-interest” relationship with respect to any Affected Foreign Employees.

(k) Seller shall be solely responsible for compliance with the requirements of Section 4980B of the Code and Part 6 of Subtitle I of ERISA, including provision of continuation coverage (within the meaning of COBRA), with respect to all Business Employees, and their respective eligible spouses and dependents, for whom a qualifying event (within the meaning of COBRA) occurs at any time on or prior to the Closing Date (including qualifying events that occur in connection with the transactions contemplated hereby).

(l) Nothing contained in this Section 4.03, whether express or implied, may be construed to (i) create any Third Party beneficiary or other rights in any person other than the parties to this Agreement, (ii) constitute an establishment, amendment, modification or termination of, or an undertaking to establish, amend, modify or terminate, any Plan, New Plan or other benefit or compensation plan, (iii) prohibit or limit the ability of Seller, Buyer or any of their respective Affiliates to establish, amend, modify or terminate any Plan, New Plan or other benefit or compensation plan, or (iv) create any obligation on the part of Buyer or any of its Affiliates, as applicable, to continue to employ or engage for the performance of services any person (including any Transferred Employee), or to limit the ability of Buyer or any of its Affiliates to terminate the employment or service of any person at any time for any or no reason.

4.04 Public Announcements.

(a) Buyer and Seller shall cooperate in the preparation of separate public announcements of the transactions contemplated hereby. Each of Buyer and Seller shall review in good faith any reasonable comments of the other party on such public announcements in advance of issuance thereof.

(b) Except as provided for in Section 4.04(a), Buyer, on the one hand, and Seller, on the other hand, agree that, no public release or announcement concerning the transactions contemplated hereby shall be issued or made by or on behalf of the other without such party’s prior consent, which consent shall not be unreasonably delayed, conditioned or withheld; provided, however, that in the event such public announcement is required by applicable Law, the party required to make such public announcement may do so without such consent if the other party does not provide its consent within the timeframe allowed by applicable Law for the making of such public announcement.

(c) Nothing in this Section 4.04 shall prohibit the Buyer or Seller from including information regarding the transactions contemplated hereby or this Agreement in any filings made by such party with the Securities and Exchange Commission where the inclusion of such information or this Agreement is required by applicable Law.

4.05 Buyer Financial Statements and Audit. For a period of twelve months after the Closing, Seller shall provide commercially reasonable assistance to Buyer, on reasonable prior notice, in the preparation, review and audit of the financial statements (including pro-forma financial statements) and other financial information regarding the Business that are determined by Buyer, on the advice of counsel or Buyer’s independent registered public accounting firm, to be required to be included in the financial reports and other public disclosures of Buyer. Such cooperation shall include (a) authorizing any independent registered public accounting firm utilized by the Seller to share its work papers and other information of such firm related to the audit of the Seller’s financial statements relevant to the operations and financial condition and performance of the Business and (b) providing access, at Buyer’s sole cost and expense, to any Books and Records retained by the Seller that are necessary for Buyer’s independent registered public accounting firm auditing such financial statements to perform its review and audit, including the execution and delivery by Seller of a customary representation letter to such accounting firm (if and to the extent reasonably required or requested by such accounting firm).

4.06 Proprietary Information.

(a) From and after the Closing, Seller shall not, and shall cause its Affiliates and representatives not to, disclose (except to pursue its rights under this Agreement or any of the Transaction Documents) or make use of (except to pursue its rights or perform its obligations under, or as otherwise contemplated by, this Agreement or any of the Transaction Documents) any knowledge, information or documents of a confidential nature or not generally known to the public to the extent related to any of the Purchased Assets, the Business, or Buyer or its businesses (including the financial information, technical information or data relating to any of the Purchased Assets and including filings and testimony (if any) presented in the course of any litigation to the extent that the same can be filed under seal or subjected to a protective order, either as of right or at no more than de minimis cost to Seller). Notwithstanding anything to the contrary, the preceding sentence shall not apply to knowledge, information or documents that have become public knowledge other than through improper disclosure by Seller or its Affiliates and representatives. From and after the Closing, Seller shall, at Buyer’s sole cost and expense:

(i) enforce (or cause its Affiliates to) enforce, for Buyer’s benefit, all confidentiality, non-disclosure and similar agreements between Seller or any of its Affiliates (on the one hand) and any Person who as of the date hereof is an employee or contractor of any Seller or any of its Affiliates (on the other hand) to the extent relating to any of the Purchased Assets or the Business, in accordance with their terms (except to the extent it would be commercially unreasonable for Seller to enforce such agreement);

(ii) notify Buyer promptly after becoming aware of any material violation by any such employee or any other Person of any such agreement; and

(iii) not materially waive or agree to any modification of any provision of any such agreement that relates to confidentiality or non-disclosure of information (and to the extent such provision relates to any of the Purchased Assets or the Business) without the prior written consent of Buyer.

(b) From and after the Closing, Buyer shall not, and shall cause its Affiliates and representatives not to, disclose (except to pursue its rights under this Agreement or any of the Transaction Documents) or make use of (except to pursue its rights or perform its obligations under, or as otherwise contemplated by, this Agreement or any of the Transaction Documents) any knowledge, information or documents of a confidential nature or not generally known to the public to the extent related to any of the Excluded Assets (including the financial information, technical information or data relating to any such assets and including filings and testimony (if any) presented in the course of any litigation to the extent that the same can be filed under seal or subjected to a protective order, either as of right or at no more than de minimis cost to Buyer). Notwithstanding anything to the contrary, the preceding sentence shall not apply to knowledge, information or documents that have become public knowledge other than through improper disclosure by Buyer or its Affiliates and representatives.

(c) Nothing in this Section 4.06 shall prohibit Buyer or Seller from disclosing and providing copies of this Agreement or any of the Transaction Documents from complying with any disclosure obligations they may have under applicable Laws.

4.07 Fees and Expenses. Buyer shall pay all fees and expenses incurred by Buyer in connection with this Agreement and the transactions contemplated hereby. Seller shall pay all fees and expenses incurred by Seller in connection with this Agreement and the transactions contemplated hereby.

4.08 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, and other similar Taxes, and all conveyance fees, recording charges, and other fees and charges (including any related fees and penalties) incurred in connection with the transactions contemplated by this Agreement shall be paid one-half by Buyer and one-half by Seller when due, and the party obligated by Law to do so shall file all necessary Tax Returns and other documentation with respect to all such Taxes, fees, and charges.

4.09 Termination of Overhead and Shared Services. Buyer acknowledges and agrees that, effective as of the Closing Date, (a) all Overhead and Shared Services provided to the Business shall cease and (b) Seller or its Affiliates shall have no further obligation to provide any such Overhead and Shared Services with respect to the Business.

4.10 Use of Names. Other than the Trademarks listed on Section 1.01(a)(i)(B) of the Disclosure Letter, Seller and its Subsidiaries are not conveying any ownership interest or rights in, or granting Buyer or any Affiliate of Buyer a license to use, any of the Trademarks of Seller or any of its Affiliates (collectively, the “Seller Trademarks”).

(a) After the Closing, Buyer shall cause its Affiliates to cease and discontinue use in any manner of Seller Trademarks or any Trademark that is confusingly similar to any of the foregoing except for historical factual purposes, for “fair use”. In the event Buyer or any of its Affiliates breaches any of its obligations under this Section 4.10, Seller may proceed against it at law or in equity for such damages or other relief as a court may deem appropriate. Buyer acknowledges that a breach of this Section 4.10 will cause Seller and its Affiliates irreparable harm for which monetary damages would be an inadequate remedy, and Buyer therefore agrees that in the event of any actual or threatened violation of this Section 4.10, Seller shall be entitled, in addition to other remedies that it may have, to a temporary restraining order and to preliminary and final injunctive relief against Buyer or such Affiliate of Buyer to prevent any continuing breaches of this Section 4.10, without posting any type of bond or other security as a condition for seeking such relief.

(b) After the Closing, Seller shall cause its Affiliates to cease, discontinue use in any manner of, and remove from any assets any Trademarks listed on Section 1.01(a)(i)(B) of the Disclosure Letter or any Trademark that is confusingly similar to any of the foregoing except for historical factual purposes, for “fair use”. In the event Seller or any of its Affiliates breaches any of its obligations under this Section 4.10, Buyer may proceed against it at law or in equity for such damages or other relief as a court may deem appropriate. Seller acknowledges that a breach of this Section 4.10 will cause Buyer and its Affiliates irreparable harm for which monetary damages would be an inadequate remedy, and Seller therefore agrees that in the event of any actual or threatened violation of this Section 4.10, Seller shall be entitled, in addition to other remedies that it may have, to a temporary restraining order and to preliminary and final injunctive relief against Seller or such Affiliate of Seller to prevent any continuing breaches of this Section 4.10, without posting any type of bond or other security as a condition for seeking such relief. In no event shall Seller or its respective Affiliates use the “Perfect Audience” brand name or any other brand names which are generally associated with the Business following the Closing for purposes of marketing or selling any products or services.

4.11 Restrictive Covenants.

(a) Non-Solicitation. For a period of one year commencing on the Closing Date (the “Restricted Period”), the Seller and its Affiliates shall not, directly or indirectly, hire or solicit any Transferred Employee, or encourage any such employee to leave such employment or hire any such employee who has left such employment, except pursuant to a general solicitation which is not directed specifically to any such employees; provided, that nothing in this Section 4.11(a) shall prevent Seller or its respective Affiliates from soliciting for employment or hiring (i) any employee whose employment has been terminated by Buyer or (ii) after one hundred eighty (180) days from the date of termination of employment, any employee whose employment has been terminated by the employee.

(b) Non-Competition. During the Restricted Period, Seller shall not, and shall not permit its Affiliates to, directly or indirectly, solicit or entice, or attempt to solicit or entice, any Transferred Customers to purchase products or services from Seller (or such Affiliate, as applicable) that are directly competitive with the Business. Notwithstanding anything to the contrary in this Section 4.11(b), the foregoing covenant shall not apply with respect to any Person or its Affiliates that acquires an interest in at least a majority of the stock or all or substantially all of the assets of Seller if, as of immediately prior to the consummation of such transaction, such Person or its Affiliates are engaged in a line of business that is directly competitive with the Business. For the avoidance of doubt, nothing in this Section 4.11(b) shall restrict Seller or its Affiliates from selling products or services to any Third Party that are offered by Seller or such Affiliate, as applicable, as of the Closing Date and are not related to the Business.

(c) Seller hereby acknowledges that the restrictions contained in this Section 4.11 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 4.11 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law. The covenants contained in this Section 4.11 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

4.12 Non-Transferable Sub-Domain

(a) Until the fifth anniversary of the Closing Date, or such earlier date as the Parties may mutually agree, Seller shall:

(i) maintain the registration of the second-level domain for the Internet sub-domain listed on Section 1.01(b)(i) of the Disclosure Letter (the “Non-Transferable Sub-Domain”);

(ii) at Buyer’s option, either (x) resolve DNS requests to the Non-Transferable Sub-Domain to such server(s) as is specified by Buyer from time to time (“via CNAME, A, or AAAA records”); or (y) refer DNS requests related to the Non-Transferable Sub-Domain to a Buyer-managed DNS service (“via NS records”);

(iii) restrict access to the management system of Seller for the Non-Transferable Sub-Domain to a minimum number of appropriate employees of Seller;

(iv) respond promptly to all DNS change requests from Buyer related to the Non-Transferable Sub-Domain and all requests from Buyer for information regarding the Non-Transferable Sub-Domain; and

(v) maintain all documentation and records related to the Non-Transferable Sub-Domain.

(b) Seller acknowledges that a breach of Section 4.12(a)(i) or (ii) may cause the Buyer significant harm, the financial impact of which may be difficult to calculate, and in the event of such a breach agrees to pay to the Buyer the following amounts as liquidated damages and not as a penalty, which shall be the sole and exclusive remedy of Buyer for matters set out in this Section 4.12:

(i) $1,500 for every hour the Non-Transferable Sub-Domain is un-resolvable during the first twelve-month period following the Closing Date;

(ii) $500 for every hour the Non-Transferable Sub-Domain is un-resolvable during the second twelve-month period following the Closing Date;

(iii) $200 for every hour the Non-Transferable Sub-Domain is un-resolvable after the second twelve-month period following the Closing Date until the fifth anniversary of the Closing Date; and

(iv) in addition to and without limiting the foregoing, $50,000 for any 30-day period following the Closing Date during which there are three or more incidents of the Non-Transferable Sub-Domain being un-resolvable.

For purposes of this Section 4.12(b), un-resolvability will be identified by a third-party monitoring service to be reasonably agreed by Buyer and Seller and shall be determined in a manner designed to reflect expected consumer experience (i.e., to include cache coverage).

Seller shall not be required to pay any penalties related to site unavailability other than name resolution, or related to name resolution issues attributable to downtime by the relevant providers including the name registrar (currently Go Daddy), the DNS provider (currently AWS), the CDN (fastly), carriers, or the hosting provider or the Perfect Audience application itself.

At Seller’s discretion, Seller may extend the time-to-live for the Non-Transferable Sub-Domain pointers to up to 24 hours outside of planned maintenance windows.

In no event shall the liquidated damages payable by Seller hereunder as set forth in this Section 4.12(b) exceed an aggregate amount equal to the Closing Cash Purchase Price.

(c) For a period of 60 days following the Closing, Seller shall use its commercially reasonable efforts to enter into an agreement, in form and substance reasonably approved by the Buyer, with a third-party that is reasonably acceptable to the Buyer (the “Domain Maintenance Agent”) by which the Domain Maintenance Agent shall agree to keep the Non-Transferable Sub-Domain active until the fifth anniversary of the Closing Date in the event the Seller winds up, dissolves or otherwise ceases its operations (the “Domain Maintenance Agreement”).

(d) Seller agrees that it shall not reorganize, consolidate or merge with, or be acquired by, another Person following the Closing Date unless any documentation related to such reorganization, consolidation, merger or acquisition explicitly acknowledges the provisions and obligations of this Section 4.12 and, where applicable, any successor Persons, explicitly agrees to abide by this Section 4.12 and fulfill the obligations of Seller in this Section 4.12.

(e) Buyer agrees to use commercially reasonable efforts (i) to stop using the Non-Transferable Sub-Domain as soon as possible following the Closing for all new customers of the Business and (ii) to transition existing customers of the Business away from accessing the Non-Transferable Sub-Domain.

(f) Each party will cooperate with and assist the other parties in taking such acts as may be appropriate to enable all parties to effect compliance with the terms of this Section 4.12 and to carry out the true intent and purposes hereof.

4.13 Transition SRE Services. The Seller agrees to provide SRE services to Buyer for a transition period from the Closing Date through January 6, 2020. Such services shall be provided by Seller in substantially the same manner as such services are provided to the Business prior to the Closing. The Seller will notify the Buyer of all alerts primarily related to the Business as promptly as practicable and will provide such other information to Buyer as Buyer shall reasonably request.

4.14 Further Assurances; Post-Closing Payments.

(a) General Assurances. In addition to the actions specifically provided for elsewhere in this Agreement, each of the parties will cooperate with each other and use its reasonable efforts after the Closing Date, to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary or appropriate on its part to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement and the Transaction Documents, including the execution and delivery of such other instruments, certificates, agreements and other documents and the performance of such other actions as may be necessary or reasonably desirable to consummate and implement expeditiously the transactions contemplated by this Agreement and the other Transaction Documents; provided that all such actions are in accordance with applicable Law. Notwithstanding the foregoing, from time to time, whether at or after the Closing but subject to Section 1.01(e), Seller and its Subsidiaries (as appropriate) will execute and deliver such further instruments, certificates, agreements and other documents and perform such other actions as Buyer may reasonably require to fully and effectively transfer, convey and assign to Buyer, and to fully vest in Buyer rights to, title in, and ownership of, and to place Buyer in actual possession and operating control of, (i) any of the Purchased Assets or (ii) any other asset owned by Seller or such Subsidiary that would be required to be delivered to Buyer in order to make the representation and warranty set forth in Section 2.17 true and correct in all respects (it being understood that any asset delivered pursuant to this Section 4.14(a)(ii) shall be deemed to constitute a Purchased Asset for all purposes hereunder). The obligations of each party under this Section 4.14(a) shall expire 12 months after the Closing Date.

(b) Payments; Deliveries. In the event that, on or after the Closing, either party receives payments or funds due or belonging to the other party pursuant to the terms of this Agreement or any of the Transaction Documents, then the party receiving such payments or funds shall promptly forward or cause to be promptly forwarded such payments or funds to the proper party (with appropriate endorsements, as applicable), and will account to such other party for all such receipts. The parties acknowledge and agree that, except as otherwise provided in this Agreement, there is no right of offset regarding such payments and a party may not withhold funds received from Third Parties for the account of the other party in the event there is a dispute regarding any other issue under this Agreement or any other Transaction Documents. Without limiting the foregoing provisions of this Section 4.14(b), Seller agrees that Buyer shall, following the Closing, have the right and authority to endorse any checks or drafts received by Buyer in respect of any account receivable of the Business included in the Purchased Assets and Seller shall furnish to Buyer such evidence of this authority as Buyer may reasonably request. Following the Closing, if Buyer or its Affiliates receives any mail or packages addressed to Seller or its Subsidiaries and delivered to Buyer not relating to the Business, the Purchased Assets or the Assumed Liabilities, Buyer shall promptly deliver (or cause to be delivered) such mail or packages to Seller. Following the Closing, if Seller or its Subsidiaries receives any mail or packages delivered to Seller relating to the Business, the Purchased Assets or the Assumed Liabilities, Seller shall promptly deliver (or cause to be delivered) such mail or packages to Buyer.

4.15 No Additional Representations; Disclaimer. Buyer acknowledges and agrees that Seller has not, nor has any of its Affiliates or representatives, nor has any other Person acting on behalf Seller or any of its Affiliates or representatives, made any (and Buyer and its Affiliates have not relied on any) representation or warranty, express or implied, as to the accuracy or completeness of any information regarding Seller or any of its businesses or assets, except as expressly set forth in this Agreement or the other Transaction Documents. Buyer acknowledges that it is relying on the express representations and warranties of the Seller set forth in Article II (including the related portions of the Disclosure Letter or any representations and warranties included in any other Transaction Document) and on its own investigation and analysis in entering into the transactions contemplated hereby.

ARTICLE V

INDEMNIFICATION

5.01 No Survival. Other than with respect to claims arising due to Fraud, the representations and warranties of the parties set forth in this Agreement (other than the Covered Representations) or in any certificate delivered pursuant to this Agreement shall terminate and expire as of the Closing. Other than with respect to claims arising due to Fraud, the Covered Representations shall terminate and expire as of the date that is one year after the Closing Date.

5.02 Indemnification by Seller. From and after the Closing (but subject to the provisions of this Article V), Seller shall indemnify and hold harmless Buyer, its Affiliates, and their respective officers, directors, shareholders, partners, members, managers, employees, agents, and representatives (the “Buyer Indemnified Parties”) against any and all Losses incurred by Buyer Indemnified Parties arising out of:

(a) any of the Excluded Liabilities; and

(b) any misrepresentation or inaccuracy (or omission of required disclosure) in any Covered Representation.

5.03 Indemnification by Buyer. From and after the Closing (but subject to the provisions of this Article V), Buyer shall indemnify and hold harmless Seller, its Affiliates, and their respective officers, directors, partners, shareholders, members, managers, employees, agents, and representatives (the “Seller Indemnified Parties”) against any and all Losses incurred by Seller Indemnified Parties arising out of any of the Assumed Liabilities.

5.04 Limits on Indemnification; Determination of Losses.

(a) The amount of any Losses shall be determined net of any amounts actually recovered by such Person or any of its Affiliates under or pursuant to any insurance policy, title insurance policy, indemnity, reimbursement arrangement, or Contract pursuant to which or under which such Person or such Person’s Affiliates is a party or has rights.

(b) “Losses” shall not be deemed to include, consequential, incidental or indirect damages, lost profits, or punitive, special, or exemplary damages and, in particular, no “multiple of profits” or “multiple of cash flow” or similar valuation methodology shall be used in calculating the amount of any Losses; provided, however, that the foregoing limitation shall not apply to the extent such Losses arise from a Third-Party Claim.

(c) With the exception of Losses pertaining to Section 4.12, Seller shall not be liable to the Buyer Indemnified Parties for indemnification under Section 5.02(b) for any Loss unless and until the aggregate amount of all Losses in respect of indemnification under Section 5.02(b) exceeds $100,000 (the “Deductible”), in which event Seller will be liable for all such Losses in excess of the Deductible, subject to Section 5.04(d).

(d) The aggregate indemnification obligations of Seller pursuant to Section 5.02(b) shall not exceed the Closing Cash Purchase Price.

5.05 Indemnification Procedures.

(a) In order for a Person that has rights of indemnification under this Agreement (each, an “Indemnified Party”) to be entitled to any indemnification provided for under this Agreement, such Indemnified Party must notify the indemnifying party (the “Indemnifying Party”) in writing, and in reasonable detail, of a claim or demand made by any Person against the Indemnified Party (a “Third-Party Claim”) as promptly as reasonably possible after receipt by such Indemnified Party of notice of the Third-Party Claim; provided that the failure to give such notification on a timely, complete or accurate basis shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been materially prejudiced as a result of such failure. Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, promptly after the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third-Party Claim.

(b) If a Third-Party Claim is made against an Indemnified Party, the Indemnifying Party shall be entitled to participate in the defense thereof and, if it elects, to assume the defense thereof. Should an Indemnifying Party elect to assume the defense of a Third-Party Claim, the Indemnifying Party shall not be liable to the Indemnified Party for legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof. If the Indemnifying Party assumes such defense, the Indemnified Party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party, it being understood that the Indemnifying Party shall control such defense.

(c) Notwithstanding the foregoing, the Indemnified Party, at the Indemnifying Party’s expense, shall have the right to conduct and control, through counsel of its choosing, the defense, compromise and settlement of any Third-Party Claim if (i) such Third-Party Claim involved any criminal allegations or allegations of fraud (including Fraud) against the Indemnified Party, (ii) involved any of the Indemnified Party’s material customers, payors, or suppliers, (iii) the Indemnified Party reasonably believes an adverse determination with respect to such Third-Party Claim would be detrimental to or injure the Indemnified Party’s reputation or future business prospects, or (iv) such Third-Party Claim seeks an injunction or other equitable or non-monetary relief against the Indemnified Party. Additionally, the Indemnifying Party shall lose its right to contest, defend, litigate and settle a Third-Party Claim if it shall fail to accept a tender of the defense of the Third-Party Claim in the manner set forth herein or it shall fail to diligently contest the Third-Party Claim in the reasonable judgment of the Indemnified Party.

(d) If the Indemnifying Party chooses to defend any Third-Party Claim, all the parties hereto shall cooperate in the defense or prosecution of such Third-Party Claim. Such cooperation shall include the retention and (upon the Indemnifying Party’s written request and at its expense) the provision to the Indemnifying Party of records and information that are reasonably relevant to such Third-Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Notwithstanding the foregoing, no Indemnified Party shall be obligated to provide (i) information that is subject to attorney-client privilege or attorney work-product, or (ii) information that such party reasonably believes to be market sensitive, competitive or strategic in nature.

(e) Whether or not an Indemnifying Party shall have assumed the defense of a Third-Party Claim, no Indemnified Party shall admit any Liability with respect to, consent to the entry of any judgment, or settle, compromise or discharge any Third-Party Claim without the prior written consent (which shall not be unreasonably withheld, conditioned, or delayed) of the Indemnifying Party. If the Indemnifying Party shall control the defense of any Third-Party Claim, the Indemnifying Party shall not admit any Liability with respect to, consent to the entry of any judgment, or settle, compromise or discharge, any such Third-Party Claim without the prior written consent (which shall not be unreasonably withheld, conditioned, or delayed) of the Indemnified Party.

(f) Any indemnity payment under this Agreement shall be treated as an adjustment to the Purchase Price for Tax purposes to the extent permitted by applicable Law.

5.06 Exclusive Remedy. Each party acknowledges and agrees that, from and after the Closing, its sole and exclusive remedy with respect to any and all claims relating to the subject matter of this Agreement, the Disclosure Letter and the transactions contemplated hereby shall be pursuant to the indemnification provisions set forth in this Article V; provided, however that the foregoing limitation shall not apply (i) any and all claims relating to the subject matter of any other Transaction Document or the transactions contemplated thereby, (ii) to claims arising due to Fraud or (iii) the remedies of specific performance and injunctive or other equitable relief to the extent expressly permitted elsewhere in this Agreement. In furtherance of the foregoing, each Indemnified Party hereby waives, from and after the Closing, to the fullest extent permitted under applicable Law, any and all rights, claims, and Actions it may have against any Indemnifying Party (other than pursuant to this Article V or the exceptions enumerated herein) relating to the subject matter of this Agreement, the Disclosure Letter, and the transactions contemplated hereby, whether arising under or based upon any federal, state, local or foreign Law or otherwise.

5.07 Indemnification Payments. Any amounts owing pursuant to this Article V shall be made within five Business Days after Losses have been awarded by a final, non-appealable order or judgment of a court of competent jurisdiction or determined pursuant to a written, executed agreement between Buyer and Seller.

ARTICLE VI

MISCELLANEOUS

6.01 Amendment and Waiver. This Agreement may be amended or waived only in a writing signed by Buyer and Seller. No waiver of any provision hereunder or any breach or default thereof shall extend to or affect in any way any other provision or prior or subsequent breach or default, and no failure or delay to enforce, or partial enforcement of, any provision of this Agreement shall operate as a waiver of such provision or of any other provision.

6.02 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via electronic mail to the parties hereto at the following address (or at such other address for a party as shall be specified by like notice):

To Seller:

Marin Software Incorporated

123 Mission Street, 27th Floor

San Francisco, CA 94105

Attn: Chris Lien

Email: clien@marinsoftware.com

with copies (which shall not constitute notice) to:

Fenwick & West LLP

902 Broadway, Suite 14

New York, NY 10010

Attn: Ken S. Myers & David A. Frydman

Email: kmyers@fenwick.com & dfrydman@fenwick.com

To Buyer:

SharpSpring, Inc.

5001 Celebration Pointe Ave. – Suite 410

Gainesville, FL 32608

Attn: Rick Carlson, Founder & CEO

Email: rick@sharpspring.com

with a copy (which shall not constitute notice) to:

Pepper Hamilton LLP

2000 K Street, N.W., Suite 600

Washington, DC 20006-1865

Attn: David Wormser & Scott Jones

Email: wormserd@pepperlaw.com & jonessr@pepperlaw.com

6.03 Assignment; No Third-Party Beneficiaries. This Agreement shall not be assigned by operation of law or otherwise; provided that any or all rights and obligations of a party may be assigned to one or more Affiliates. Subject to the foregoing, this Agreement shall be binding on and inure solely to the benefit of the parties hereto and their respective successors, heirs, legal representatives and permitted assigns. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person other than the parties hereto or their respective successors and permitted assigns any right, benefit, remedy or Liability of any nature whatsoever under or by reason of this Agreement (except that Article V is intended to benefit the Persons covered thereby or to be paid thereunder and may be enforced by such Persons).

6.04 Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties to the fullest extent possible.

6.05 No Strict Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

6.06 Captions. The captions used in this Agreement and the Disclosure Letter are for convenience of reference only and do not constitute a part of this Agreement or a part of the Disclosure Letter and shall not be deemed to limit, characterize, or in any way affect any provision of this Agreement or the Disclosure Letter, and all provisions of this Agreement and the Disclosure Letter shall be enforced and construed as if no captions had been used therein.

6.07 Complete Agreement. This Agreement (including the Disclosure Letter and all other Exhibits and Schedules hereto), the other Transaction Documents, and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter of this Agreement and thereof and supersede all prior (but not concurrent) agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof.

6.08 Disclosure Letter. Any fact or item that is disclosed in any specific section of the Disclosure Letter in a way as to make its relevance or applicability to information called for by any other section of the Disclosure Letter reasonably apparent on its face shall be deemed to be disclosed in such other specific section of the Disclosure Letter, notwithstanding the omission of a reference or cross-reference thereto.

6.09 Counterparts. This Agreement may be executed and delivered in one or more counterparts, either manually or electronically (including by PDF and electronic mail), each of which shall be deemed to be an original but all of which together shall constitute one and the same agreement. No counterpart shall be effective unless and until each party has executed at least one counterpart.

6.10 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by Buyer or Seller, as applicable, in accordance with their specific terms or were otherwise breached by Buyer or Seller, as applicable. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions, without any requirement to post or provide any bond or other security in connection therewith, to prevent breaches of this Agreement by Buyer or Seller, as applicable, and to enforce specifically the terms and provisions of this Agreement against Buyer or Seller, as applicable, in any court having jurisdiction, this being in addition to any other remedy to which the parties hereto are entitled at law or in equity.

6.11 Governing Law; Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice or conflict of law, provision, or rule that would cause the application of laws of any other jurisdiction. In any action among or between any of the parties arising out of or relating to this Agreement, including any action seeking equitable relief, each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state and federal courts located in Wilmington, Delaware. Each party hereby irrevocably waives all right to trial by jury in any legal proceeding (whether based on Contract, tort, or otherwise) arising out of or relating to this Agreement and the other Transaction Documents, the transactions contemplated hereby or thereby, or the actions of such parties in the negotiation, administration, performance, and enforcement hereof and thereof.

6.12 Interpretation. Any reference to any federal, state, local, or foreign statute or applicable Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation. The word “or” is disjunctive, but not necessarily exclusive. The words “hereof,” “herein,” “hereunder,” and similar terms in this Agreement refer to this Agreement as a whole, including Exhibits and Schedules hereto, and not to any particular provision of this Agreement. When a reference is made in this Agreement to Annexes, Articles, Exhibits, Sections or Schedules, such reference shall be to an Annex, Article, Exhibit, Section or Schedule to this Agreement unless otherwise indicated. For purposes of Article II, the words “provide,” “deliver,” “make available,” “furnish,” and similar terms in this Agreement shall mean provide in that certain virtual data room titled “Perfect Audience Due Diligence” on Google Drive at least one Business Day prior to the date of this Agreement. Pronouns in the masculine, feminine, and neuter genders shall be construed to include any other gender, and words in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. If any party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) that the party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty, or covenant. All accounting terms used herein and not expressly defined herein shall, except as otherwise noted, have the meanings assigned to such terms in accordance with GAAP. References to clauses without a cross-reference to a Section or subsection are references to clauses with the same Section or, if more specific, subsection. The symbol “$” refers to United States Dollars. All references to “days” shall be to calendar days unless otherwise indicated as a “Business Day.” Any action otherwise required to be taken on a day that is not a Business Day shall instead be taken on the next succeeding Business Day, and if the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day. Unless indicated otherwise, all mathematical calculations contemplated by this Agreement shall be rounded to the tenth decimal place, except in respect of payments, which shall be rounded to the nearest whole United States cent.

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IN WITNESS WHEREOF, the parties hereto have executed this Asset Purchase Agreement on the date first written above.

BUYER:

SHARPSPRING, INC.

By:	/s/ Rick Carlson
Name: Rick Carlson
Its: Chief Executive Officer

[Signature Page to Asset Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Asset Purchase Agreement on the date first written above.

SELLER:

MARIN SOFTWARE INCORPORATED

By:	/s/ Christopher Lien
Name: Christopher Lien
Its: Chief Executive Officer

[Signature Page to Asset Purchase Agreement]

Annex A

In this Agreement, the following terms have the meanings set forth below:

“Action” means any claim, action, suit, audit, assessment, arbitration, proceeding, or investigation by or before any mediator, arbitrator, or Governmental Entity.

“Accounts Receivable” shall have the meaning set forth in Section 1.01(a)(viii).

“Accrued and Unpaid Bonus Amount” means the aggregate amount of bonuses payable to the Transferred Employee that are unpaid as of the Closing Date.

“Affiliate” means, with respect to any Person, any Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with such Person.

“Agreement” shall have the meaning set forth in the Preamble.

“Allocation Methodology” shall have the meaning set forth in Section 1.02(c).

“Allocation Schedule” shall have the meaning set forth in Section 1.02(c).

“Assignment and Assumption Agreement” shall have the meaning set forth in Section 1.01(a).

“Assumed Employee Liabilities” shall have the meaning set forth in Section 4.03(i).

“Assumed Liabilities” shall have the meaning set forth in Section 1.01(c).

“Books and Records” shall have the meaning set forth in Section 1.01(a)(vi).

“Business” means the business unit of Seller providing SMB-focused display retargeting software products and services under the “Perfect Audience” brand name as conducted as of the Closing Date, which for the avoidance of doubt excludes all other businesses of Seller.

“Business Contractor” shall have the meaning set forth in Section 2.13(k).

“Business Day” means any day, other than a Saturday, Sunday, or any other day on which banks located in San Francisco, California are authorized or required to be closed for business.

“Business Employee” shall have the meaning set forth in Section 2.13(k).

“Business Financial Information” shall have the meaning set forth in Section 2.04.

“Business IT Systems” means the IT Systems included in the Purchased Assets.

“Business Registered IP” shall have the meaning set forth in Section 2.14(a).

“Business Services” means the SMB-focused display retargeting software products and services offered by Seller under the “Perfect Audience” brand name as of the Closing, which excludes all other products and services offered by Seller.

“Buyer” shall have the meaning set forth in the Preamble.

“Buyer 401(k) Plan” shall have the meaning set forth in Section 4.03(e).

“Buyer Indemnified Parties” shall have the meaning set forth in Section 5.02.

“Buyer Material Adverse Effect” means any change, effect, event, occurrence, impact, or development (each an “Effect”) that has had or would reasonably be expected to have a material and adverse effect on the ability of Buyer to consummate the purchase and sale of the Purchased Assets and the assumption of the Assumed Liabilities.

“Closing” shall have the meaning set forth in Section 1.02(c).

“Closing Accrued Publisher Cost Amount” shall mean the aggregate amount of accrued Publisher Costs of Seller as of the Closing to the extent exclusively relating to the Business.

“Closing Cash Purchase Price” shall have the meaning set forth in Section 1.02(b).

“Closing Date” shall have the meaning set forth in Section 1.02(c).

“Closing Pre-Paid Customer Cash Amount” shall mean the aggregate amount of prepaid customer cash advances or deposits held by Seller as of the Closing to the extent exclusively relating to the Business.

“Closing Statement” shall have the meaning set forth in Section 1.02(b).

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” means the Internal Revenue Code of 1986, as amended.

“Computer Software” means all computer software (including source and object code), owned or licensed, whether for general business usage or specific, unique-to-the-business usage, all computer operating security or programming software, and all documentation relating to any of the foregoing.

“Confidentiality Agreement” means the Nondisclosure Agreement between Buyer and Seller dated June 19, 2019.

“Contingent Asset” shall have the meaning set forth in Section 1.01(e).

“Contract” means any agreement, arrangement, bond, commitment, contract, indenture, instrument, lease, or license, whether written or oral.

“Control” means, with respect to any Person, the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by Contract, or otherwise and the term “Controlled” has a meaning correlative with the foregoing.

“Copyright” means registered copyrights, copyright applications, mask works and unregistered copyrights.

“Covered Representations” means the representations and warranties in Section 2.08 (Title to Properties), Section 2.13(a) (Intellectual Property) and Section 2.17 (Sufficiency of Assets).

“Data Protection Laws” means all applicable Laws concerning or otherwise relating to the processing of Personal Data, including Regulation (EU) 2016/679 of the European Parliament and of the Council of 27 April 2016 on the protection of natural persons with regard to the processing of personal data and on the free movement of such data (known as the General Data Protection Regulation (“GDPR”)), the Privacy and Electronic Communications Directive 2002/58/EC (as may be superseded by the Privacy and Electronic Communications Regulation) and the Data Protection Act 2018.

“Deductible” shall have the meaning set forth in Section 5.04(c).

“Disclosure Letter” has the meaning set forth in Article II.

“Domain Maintenance Agent” shall have the meaning set forth in Section 4.12(c).

“Domain Maintenance Agreement” shall have the meaning set forth in Section 4.12(c).

“Employee Sharing Agreement” shall have the meaning set forth in Section 1.03(c)(iv).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any corporation or trade or business (whether or not incorporated) which is treated with Seller as a single employer within the meaning of Section 414 of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

“Excluded Assets” shall have the meaning set forth in Section 1.01(b).

“Excluded Employee Liabilities” has the meaning set forth in Section 4.03(h).

“Excluded Liabilities” shall have the meaning set forth in Section 1.01(d).

“Excluded Taxes” means (i) all income Taxes and other Taxes of Seller or of any other Person for which Seller is liable (except for non-income Taxes arising from or with respect to the Purchased Assets or the operations of the Business), (ii) all Taxes arising from or with respect to the Purchased Assets or the operation of the Business, in each case that are incurred in or attributable to any taxable period or portion thereof ending before the Closing Date; and (iii) the portion of Transfer Taxes for which the Seller is liable under Section 4.08.

“Final Allocation” shall have the meaning set forth in Section 1.02(c).

“Fraud” means any (i) actual fraud committed with the intent to deceive, (ii) intentional or willful misrepresentation, or (iii) willful or criminal misconduct, in each case, committed by or on behalf of a party to this Agreement.

“GAAP” means United States generally accepted accounting principles, as consistently applied by Seller.

“Governmental Entity” means any directly or indirectly government-owned or controlled entity, including a government, governmental agency, department, bureau, office, commission, authority, or instrumentality, court of competent jurisdiction, self-regulatory organization or any stock exchange on which a party’s securities are listed, in each case whether foreign, federal, national, state, municipal, provincial or local.

“Indebtedness” means, without duplication, (i) any obligations for borrowed money, and (ii) any obligations evidenced by any note, bond, or debenture, together in each case with accrued and unpaid interest thereon, and any premiums, fees, expenses and other amounts due in connection therewith.

“Indemnified Party” shall have the meaning set forth in Section 5.05(a).

“Indemnifying Party” shall have the meaning set forth in Section 5.05(a).

“Intellectual Property” means, collectively, (i) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all Patents, (ii) all Trademarks, fictitious names, brand names, brand marks, and corporate names, together with all translations, adaptations, derivations, and combinations thereof, and all applications, registrations, and renewals in connection therewith, (iii) all Internet domain names, (iv) all copyrightable works, all Copyrights, and all applications, registrations, and renewals in connection therewith; (v) all trade secrets and confidential business information (including ideas, research and development, know-how, technical data, designs, drawings, specifications, customer and supplier lists), (vi) rights in all Computer Software, (vii) rights in all data and databases (but excluding rights in Personal Data), (viii) all other intellectual property rights of any kind, and (ix) goodwill associated with any of the foregoing.

“IT Systems” means information technology and computer systems (including software, servers, workstations, routers, hubs, switches, circuits, networks, data communications lines) relating to the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of data and information, whether or not in electronic format.

“Knowledge of Seller” means the actual knowledge of Chris Lien, Brad Kinnish and Wister Walcott, or knowledge such person would have had, after having conducted reasonable review of the Books and Records and reasonable inquiry of those employees, consultants, and advisors of Seller who report to such Persons.

“Law” means any statute, law (including common law), ordinance, rule, regulation, or treaty of any Governmental Entity, in each case to the extent enacted prior to the Closing Date and as in effect on the Closing Date.

“Liability” means any debt, Contract, liability, or obligation of any type or nature, and whether accrued or unaccrued, known or unknown, absolute, contingent, liquidated or unliquidated, or otherwise.

“Liens” means any claim, charge, covenant, easement, encumbrance, pledge, security interest, lien, mortgage, deed of trust, or other restriction on title or transfer.

“Loss” means any loss, Liability, penalty, assessment, levy, fine, award, judgment, settlement, Tax, damage, claim, cost, fee, or expense (including reasonable and documented attorneys’, accountants’ and experts’ fees and disbursements incurred in connection with the defense of any Action).

“Material Adverse Effect” means any Effect that has had or would reasonably be expected to have a material and adverse effect on the operations, assets, liabilities, employees, or financial condition or results of operations of the Business, taken as a whole; provided, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been, a Material Adverse Effect: (i) Effects arising from or relating to general business or economic conditions, whether or not affecting the industries in which the Business operates (to the extent that the Business and the Purchased Assets are not disproportionately affected thereby relative to other similar businesses in the same industry); (ii) Effects arising from or relating to national or international political or social conditions, including the engagement by the United States or any other country in hostilities, or the escalation thereof, and the occurrence of any military or terrorist attack on the United States or any other country; (iii) Effects arising from or relating to any changes in financial, banking, securities, or commodities markets, including any disruptions thereof and any changes in any prices therein (to the extent that the Business and the Purchased Assets are not disproportionately affected thereby relative to other similar businesses in the same industry); (iv) changes in, or changes in interpretations of, GAAP or other applicable accounting rules, regulations, or pronouncements, and any Effects arising therefrom or related thereto (to the extent that the Business and the Purchased Assets are not disproportionately affected thereby relative to other similar businesses in the same industry); and (v) changes in, or changes in interpretations of, Law, and any Effects arising therefrom or related thereto (to the extent that the Business and the Purchased Assets are not disproportionately affected thereby relative to other similar businesses in the same industry); (vi) the announcement or pendency of the transactions contemplated herein, and any Effects arising therefrom or related thereto; (vii) any action taken or omitted to be taken in compliance with this Agreement by any Person, and any Effects arising therefrom or related thereto; (viii) Effects arising from or relating to any existing change, event, occurrence, or development of which Buyer has knowledge as of the date of this Agreement (including any matter set forth in the Disclosure Letter); and (ix) Effects arising from or relating to any violation or breach by Buyer of any representation, warranty, contained in this Agreement.

“Material Customer” shall have the meaning set forth in Section 2.20.

“Material Security Breach” shall have the meaning set forth in Section 2.14(k).

“Material Vendor” shall have the meaning set forth in Section 2.21.

“New Plans” shall have the meaning set forth in Section 4.03(c).

“Open Source Software” shall have the meaning set forth in Section 2.14(k).

“Order” means any judgment, order, injunction, decree, or writ of any Governmental Entity.

“Organizational Documents” means, for any Person, the certificate of incorporation and by-laws of such Person, or the equivalent constituent documents with respect to Persons that are not corporations.

“Overhead and Shared Services” means the following ancillary or corporate shared services that are provided to both (i) the Business and (ii) other businesses of Seller and its Subsidiaries and Affiliates (as applicable): finance support, travel and entertainment services, temporary labor services, office supplies services (including copiers and faxes), personal telecommunications services, computer/telecommunications maintenance and support services, application support and services, energy/utilities services, procurement and supply chain services and arrangements, treasury services, public relations, legal and risk management services (including workers’ compensation), payroll services, telephone/online connectivity services, accounting services, tax services, internal audit services, executive management services, investor relations services, human resources and employee relations management services, employee benefits services, credit, collections and accounts payable services, property management services, environmental support services and customs and excise services. Overhead and Shared Services shall not include any item in the previous sentence (i) that is exclusive to the Business, rather than shared with any other line of business or the general operations of Seller, or (ii) to the extent provided solely by using Transferred Employees and/or Purchased Assets.

“Patents” means all letters patent and pending applications for patents of the United States and all countries foreign thereto, including regional patents, certificates of invention and utility models, rights of license or otherwise to or under letters patent, certificates of intention and utility models which have been opened for public inspection and all reissues, reexaminations, divisions, continuations and extensions thereof.

“Permit” means, with respect to any Person, any license, permit, authorization, approval, certificate of authority, registration, qualification, easement, rights of way, or similar consent or certificate granted or issued to such Person.

“Permitted Liens” means, (i) Liens for Taxes, assessments or governmental charges or levies not yet due and payable or that are being contested in good faith and by appropriate proceedings, in either case for which adequate reserves have been taken, (ii) mechanics, carriers’, workmen’s, repairmen’s, materialmen’s or other Liens for labor, materials or supplies that secure amounts not yet due and payable or that are being contested in good faith and by appropriate proceedings, (iii) pledges or deposits to secure obligations under workers’ compensation or other similar Laws or to secure public or statutory obligations, (iv) pledges and deposits to secure the performance of bids, trade Contracts, leases, surety and appeal bonds, performance bonds, and other similar obligations and (v) non-exclusive licenses of Intellectual Property in the ordinary course.

“Person” means any individual, partnership, limited liability company, corporation, association, joint stock company, trust, joint venture, unincorporated organization, or Governmental Entity.

“Personal Data” has the meaning used in the applicable Laws, including any data that allows the identification of a natural person, such as, to the extent applicable, a natural person’s name, street address, telephone number, e-mail address, photograph, social security number or tax identification number, driver’s license number, passport number, credit card number, bank account information and other financial information, customer or account numbers, account access codes and passwords.

“Plans” means each “employee benefit plan,” as defined in Section 3(3) of ERISA, and all other pension, retirement, supplemental retirement, deferred compensation, excess benefit, profit sharing, bonus, incentive, stock purchase, stock ownership, stock option, stock appreciation right, profits interest, equity derivative or other equity, phantom equity, employment, severance, salary continuation, termination, change-of-control, health, life, disability, group insurance, vacation, holiday and fringe benefit plan, program, policy, practice, Contract, or arrangement, in each case maintained, contributed to, or required to be contributed to, by Seller or any ERISA Affiliate for the benefit of any Business Employee or Business Contractor.

“Post-Closing Tax Period” shall have the meaning set forth in Section 4.02(a).

“Pre-Closing Tax Period” shall have the meaning set forth in Section 4.02(a).

“Prepaid AWS Licenses” means amounts paid by Seller on or prior to 12:01 am on the Closing Date in respect of Amazon Web Services licenses to the extent used in the Business after 12:01 am on the Closing Date.

“Publisher Costs” means those Business advertising inventory costs that result from a customer delivering an advertising impression.

“Purchase Price” shall have the meaning set forth in Section 1.02(a).

“Purchased Assets” shall have the meaning set forth in Section 1.01(a).

“Purchased Books and Records” shall have the meaning set forth in Section 1.01(a)(vi).

“Purchased Contracts” shall have the meaning set forth in Section 1.01(a)(iv).

“Purchased Software” shall have the meaning set forth in Section 1.01(a)(ii).

“Registered Intellectual Property” means all Patents, Trademarks, Copyrights and Internet domain names registered or applied-for.

“Restricted Period” shall have the meaning set forth in Section 4.11(a).

“Retained Plans” shall have the meaning set forth in Section 4.03(b).

“Retained IP” shall have the meaning set forth in Section 2.14(a).

“Retained IP License Agreement” shall have the meaning set forth in Section 1.03(c)(iii).

“Seller” shall have the meaning set forth in the Preamble.

“Seller 401(k) Plan” shall have the meaning set forth in Section 4.03(e).

“Seller Indemnified Parties” shall have the meaning set forth in Section 5.03.

“Seller Trademarks” has the meaning set forth in Section 4.10.

“Straddle Period” has the meaning set forth in Section 4.02(a).

“Subsidiary” means, with respect to any Person, any partnership, limited liability company, corporation, association, joint stock company, trust, joint venture, or unincorporated organization of which (i) if a corporation, a majority of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a business entity other than a corporation, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a business entity other than a corporation if such Person or Persons shall be allocated a majority of gains or losses or shall be or control the general partner or other managing Person of such business entity.

“Taxes” means any U.S., federal, state, local, foreign or other income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium or windfall profits taxes, environmental taxes, customs duties, franchise, employees’ income withholding, foreign or domestic withholding, social security, unemployment, disability, real property, personal property, unclaimed property, escheat, sales, use, transfer, value added, goods and services, alternative or add-on minimum or other tax, fee, assessment or charge of any kind whatsoever, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, including any interest, penalties or additions to Tax or additional amounts in respect of the foregoing, in each case whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes filed or required to be filed with a tax authority, including any schedule, attachment or supplement thereto, and including any amendment thereof.

“Third Party” means any Person other than (i) Buyer, (ii) Seller and (iii) an Affiliate of Buyer or Seller.

“Third Party IP” shall have the meaning set forth in Section 2.12(a)(vii).

“Third-Party Claim” shall have the meaning set forth in Section 5.05(a).

“Trademarks” means registered and unregistered trademarks and service marks, trademark and service mark applications, logos, trade names, and trade dress.

“Transaction Documents” shall have the meaning set forth in Section 1.01(a).

“Transaction Expenses” means (i) the fees and expenses of Seller incurred in connection with the transactions contemplated hereby and (ii) the amount of severance or sale, change in control or similar bonuses payable to any Business Employee or Business Contractor that become payable prior to or as a result of the transactions contemplated hereby, and the employer portion of any payroll or employment Taxes incurred in connection with such amounts.

“Transferred Customers” means those customers of the Business as of the Closing represented by Purchased Contracts.

“Transferred Data” shall have the meaning set forth in Section 1.01(a)(iii).

“Transferred Employee” shall have the meaning set forth in Section 4.03(a).

“Unbilled Accounts Receivable” means any Accounts Receivable arising from Business Services provided prior to the Closing Date for which an invoice has not been issued by Seller as of 12:01 am on the Closing Date.